UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 17, 2006 (January 17, 2006)
Corrections Corporation of America
(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification No.)
10 Burton Hills Boulevard, Nashville, Tennessee 37215
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (615) 263-3000
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) 2633589.1

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
Corrections Corporation of America, a Maryland corporation (the “Company”), is reissuing its consolidated financial statements as of December 31, 2004 and 2003 and for the three years ended December 31, 2004 to include the reclassification of the 2004, 2003, and 2002 financial information of the 1,440-bed David L. Moss Criminal Justice Center in Tulsa, Oklahoma, for which the Company’s management contract expired and was not renewed, as discontinued operations under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that previously issued financial statements presented for comparative purposes be reclassified, if material, to reflect the application of provisions of SFAS 144. In accordance with SFAS 144, the Company has reclassified the 2004, 2003, and 2002 financial information to present this facility as discontinued operations.
The reclassification has no effect on the Company’s reported net income (loss) available to common stockholders.
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein reflects the reclassification of the discontinued operations presentation for the David L. Moss Criminal Justice Center, and updates certain forward looking statements that were made in our annual report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2005 (File No. 001-16109) (the “2004 Form 10-K”). However, the discussion and analysis has not been updated to reflect other events that have occurred subsequent to March 7, 2005. Therefore, this report should be read in conjunction with our current report on Form 10-Q for the quarter ended September 30, 2005.

SELECTED FINANCIAL DATA.
The following selected financial data for the three years ended December 31, 2004, was derived from our audited consolidated financial statements and the related notes thereto contained elsewhere in this report. This data should be read in conjunction with our audited consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected financial data as of December 31, 2001 and 2000 and for the two years ended December 31, 2001 are derived from previously issued audited consolidated financial statements not contained in this report which have been adjusted for unaudited revisions for discontinued operations. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, all years presented in this report have been reclassified to reflect discontinued operations.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SELECTED HISTORICAL FINANCIAL INFORMATION
(in thousands, except per share data)

	For the Years Ended December 31,
STATEMENT OF OPERATIONS:	2004	2003	2002	2001	2000
Revenue:
Management and other	$1,122,542	$1,003,865	$906,556	$881,884	$226,427
Rental	3,845	3,742	3,701	5,718	40,232
Licensing fees from affiliates	—	—	—	—	7,566

Total revenue	1,126,387	1,007,607	910,257	887,602	274,225

Expenses:
Operating	850,366	747,800	694,372	673,003	183,770
General and administrative	48,186	40,467	36,907	34,568	45,463
Depreciation and amortization	54,445	52,884	53,417	56,325	59,091
Fees paid to a company acquired in 2000	—	—	—	—	1,401
Write-off of amounts under lease arrangements	—	—	—	—	11,920
Impairment losses	—	—	—	—	527,842

Total expenses	952,997	841,151	784,696	763,896	829,487

Operating income (loss)	173,390	166,456	125,561	123,706	(555,262)

Other (income) expense:
Interest expense, net	69,177	74,446	87,393	125,771	131,488
Expenses associated with debt refinancing and recapitalization transactions	101	6,687	36,670	—	—
Change in fair value of derivative instruments	—	(2,900)	(2,206)	(14,554)	—
Stockholder litigation settlements	—	—	—	—	75,406
Other (income) expense	943	(414)	(359)	483	18,419

Income (loss) from continuing operations before income taxes, minority interest, and cumulative effect of accounting change	103,169	88,637	4,063	12,006	(780,575)
Income tax (expense) benefit	(41,514)	52,352	63,284	3,358	48,738

Income (loss) from continuing operations before minority interest and cumulative effect of accounting change	61,655	140,989	67,347	15,364	(731,837)

Minority interest	—	—	—	—	254

Income (loss) from continuing operations before cumulative effect of accounting change	61,655	140,989	67,347	15,364	(731,583)
Income from discontinued operations, net of taxes	888	794	5,013	10,330	801
Cumulative effect of accounting change	—	—	(80,276)	—	—

Net income (loss)	62,543	141,783	(7,916)	25,694	(730,782)

Distributions to preferred stockholders	(1,462)	(15,262)	(20,959)	(20,024)	(13,526)

Net income (loss) available to common stockholders	$61,081	$126,521	$(28,875)	$5,670	$(744,308)

(continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SELECTED HISTORICAL FINANCIAL INFORMATION
(in thousands, except per share data)
(continued)

	For the Years Ended December 31,
	2004	2003	2002	2001	2000
Basic earnings (loss) per share:

Income (loss) from continuing operations before cumulative effect of accounting change	$1.71	$3.90	$1.68	$(0.19)	$(56.74)
Income from discontinued operations, net of taxes	0.03	0.02	0.18	0.42	0.06
Cumulative effect of accounting change	—	—	(2.90)	—	—

Net income (loss) available to common stockholders	$1.74	$3.92	$(1.04)	$0.23	$(56.68)

Diluted earnings (loss) per share:

Income (loss) from continuing operations before cumulative effect of accounting change	$1.53	$3.42	$1.51	$(0.19)	$(56.74)
Income from discontinued operations, net of taxes	0.02	0.02	0.16	0.42	0.06
Cumulative effect of accounting change	—	—	(2.49)	—	—

Net income (loss) available to common stockholders	$1.55	$3.44	$(0.82)	$0.23	$(56.68)

Weighted average common shares outstanding:
Basic	35,059	32,245	27,669	24,380	13,132
Diluted	39,780	38,049	32,208	24,380	13,132

	December 31,
BALANCE SHEET DATA:	2004	2003	2002	2001	2000
Total assets	$2,023,078	$1,959,028	$1,874,071	$1,971,280	$2,176,992
Total debt	$1,002,295	$1,003,428	$955,959	$963,600	$1,152,570
Total liabilities	$1,207,084	$1,183,563	$1,140,073	$1,224,119	$1,488,977
Stockholders’ equity	$815,994	$775,465	$733,998	$747,161	$688,015
In connection with a merger completed in 1999, we elected to change our tax status from a taxable corporation to a real estate investment trust, or REIT, effective with the filing of our 1999 federal income tax return. As a REIT, we were dependent on a company, as a lessee, for a significant source of our income. In connection with a restructuring in 2000, we acquired the company on October 1, 2000 and two additional service companies on December 1, 2000, and amended our charter to remove provisions requiring us to elect to qualify and be taxed as a REIT. Therefore, the 2000 financial statements reflect our operation for a part of the year as an owner and lessor of prisons and other correctional facilities, and a part of the year as an owner, operator and manager of prisons and other correctional facilities. The financial statements for 2001 through 2004 reflect our financial condition, results of operations and cash flows for a full year as an owner, operator and manager of prisons and other correctional facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.
This current report on Form 8-K contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained herein, including statements regarding our future financial position, business strategy, budgets, projected costs and plans, and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with:
•	fluctuations in operating results because of changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates, and risks of operations;
•	changes in the privatization of the corrections and detention industry and the public acceptance of our services;
•	our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, inmate disturbances, and the timing of the opening of new facilities and the commencement of new management contracts;
•	increases in costs to develop or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions, and material shortages, resulting in increased construction costs;
•	changes in governmental policy and in legislation and regulation of the corrections and detention industry that adversely affect our business;
•	the availability of debt and equity financing on terms that are favorable to us; and
•	general economic and market conditions.
Any or all of our forward-looking statements in this report may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in “Risk Factors” disclosed in detail in our 2004 Form 10-K and in other reports we file with the SEC from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this report and in the 2004 Form 10-K.

OVERVIEW
The Company
As of December 31, 2004, we owned 42 correctional, detention and juvenile facilities, three of which we lease to other operators. We currently operate 63 facilities, with a total design capacity of approximately 71,000 beds in 19 states and the District of Columbia. We are the nation’s largest owner and operator of private correctional and detention facilities and the fifth largest prison operator in the United States behind only the federal government and three states. Our size and experience provide us with significant credibility with our current and prospective customers, and enables us to generate economies of scale in purchasing power for food services, health care and other supplies and services we offer to our customers.
We are compensated for operating and managing prisons and correctional facilities at an inmate per diem rate based upon actual or minimum guaranteed occupancy levels. The significant expansion of the prison population in the United States has led to overcrowding in the state and federal prison systems, providing us with opportunities for growth. However, recent economic developments have caused federal, state, and local governments to experience unusual budgetary constraints, putting pressure on governments to control correctional budgets, including per diem rates our customers pay to us. Nonetheless, while these constraints have and are expected to continue to put pressure on our operating margins, we believe the outsourcing of prison management services to private operators allows governments to manage increasing inmate populations while simultaneously controlling correctional costs and improving correctional services. We believe our customers discover that partnering with private operators to provide residential services to their inmates introduces competition to their prison system, resulting in improvements to the quality and cost of corrections services throughout their correctional system. Further, the use of facilities owned and managed by private operators allows governments to expand prison capacity without incurring large capital commitments required to increase correctional capacity.
We also believe that having beds immediately available to our customers provides us with a distinct competitive advantage when bidding on new contracts. While we have been successful in winning contract awards to provide management services for facilities we do not own, and will continue to pursue such management contracts, we believe the most significant opportunities for growth are in providing our government partners with available beds within facilities we currently own or develop. We also believe that owning the facilities in which we provide management services enables us to more rapidly replace business lost compared with managed-only facilities, since we can offer the same beds to new and existing customers and, with customer consent, may have more flexibility in moving our existing inmate populations to facilities with available capacity. All of our management contracts generally provide our customers with the right to terminate our management contracts at any time without cause.
As a result of the completion of our recapitalization and refinancing transactions during the previous three years, we have significantly reduced our exposure to variable rate debt, lowered our after tax interest and dividend obligations associated with our outstanding debt and preferred stock, and now have no debt maturities on outstanding indebtedness until 2008. Also as a result of the completion of these capital transactions, covenants under our senior secured credit facility were amended to provide greater flexibility for, among other matters, incurring unsecured indebtedness, capital expenditures, and permitted acquisitions, providing us with the financial flexibility to afford the capital investments to create additional beds without unduly straining our capital structure. Standard and Poor’s currently rates our senior secured debt as “BB” and our senior unsecured debt as “BB-.” Moody’s Investors Service currently rates our senior secured debt as “Ba2” and our senior unsecured debt as “Ba3.”
We are utilizing our financial flexibility and liquidity to strategically add bed capacity in a prudent manner. During 2004 we completed the expansion of 1,652 beds at five of our facilities, which we expect to fill with existing customers. In addition, during September 2003, we announced our intention to complete construction of our 1,524-bed Stewart County Correctional Facility located in Stewart County, Georgia, which was completed during the fourth quarter of 2005. During February 2005, we announced the commencement of construction of the Red Rock Correctional Center, a new 1,596-bed correctional facility located in Eloy, Arizona, which is expected to be complete during the second quarter of 2006.
We are also utilizing our financial flexibility and liquidity to continue making investments in technology. While we have been successful in reducing our variable expenses primarily by taking advantage of our purchasing power, we believe the largest opportunity for further reducing our operating expenses depends on our ability to modernize our facility operations through investments in technology. We believe investments in technology can enable us to operate safe and secure facilities with more efficient, highly skilled and better-trained staff, and to reduce turnover. Approximately 64% of our operating expenses for the year ended December 31, 2004 consisted of salaries and benefits. Containing these costs will continue to be challenging. Further, the turnover rate for correctional officers for our company, and for the corrections industry in general, remains high, and medical benefits for our employees have increased over the past several years through 2004 primarily due to continued rising healthcare costs throughout the country. Unlike the savings reaped in our variable operating expenses, reducing these staffing costs requires a long-term strategy to control such costs through the deployment of newly developed technologies, many of which are unique and new to the corrections industry.
Through the combination of our business development initiatives to increase our revenues by taking advantage of our available beds, and our strategies to generate savings and to contain our operating expenses, we believe we will be able to maintain our competitive advantage and continue to improve the quality services we provide to our customers at an economical price, thereby producing value to our stockholders.
CRITICAL ACCOUNTING POLICIES
The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. A summary of our significant accounting policies is described in Note 2 to our audited financial statements. The significant accounting policies and estimates which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:
Asset impairments. As of December 31, 2004, we had $1.7 billion in long-lived assets. We evaluate the recoverability of the carrying values of our long-lived assets, other than goodwill, when events suggest that an impairment may have occurred. In these circumstances, we utilize estimates of undiscounted cash flows to determine if an impairment exists. If an impairment exists, it is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.
Goodwill impairments. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142, which established new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, all goodwill amortization ceased effective January 1, 2002 and goodwill attributable to each of our reporting units was tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using a collaboration of various common valuation techniques, including market multiples, discounted cash flows, and replacement cost methods. These impairment tests are required to be performed at adoption of SFAS 142 and at least annually thereafter. We perform our impairment tests during the fourth quarter, in connection with our annual budgeting process, and whenever circumstances indicate the carrying value of goodwill may not be recoverable.

Based on our initial impairment tests, we recognized an impairment of $80.3 million to write-off the carrying value of goodwill associated with our locations included in the owned and managed reporting segment during the first quarter of 2002. This goodwill was established in connection with the acquisition of a company during 2000. The remaining goodwill, which is associated with the facilities we manage but do not own, was deemed to be not impaired. This remaining goodwill was established in connection with the acquisitions of two service companies during 2000, both of which were privately-held service companies, that managed certain government-owned adult and juvenile prison and jail facilities. The implied fair value of goodwill of the locations included in the owned and managed reporting segment did not support the carrying value of any goodwill, primarily due to the highly leveraged capital structure. No impairment of goodwill allocated to the locations included in the managed-only reporting segment was deemed necessary, primarily because of the relatively minimal capital expenditure requirements, and therefore indebtedness, in connection with obtaining such management contracts. Under SFAS 142, the impairment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in our statement of operations for the first quarter of 2002. Impairment adjustments recognized after adoption, if any, are required to be recognized as operating expenses.
Income taxes. Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 generally requires us to record deferred income taxes for the tax effect of differences between book and tax bases of our assets and liabilities.
Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including our past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of our deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Prior to the year ended December 31, 2003, we provided a valuation allowance to substantially reserve our deferred tax assets in accordance with SFAS 109. However, at December 31, 2003, we concluded that it was more likely than not that substantially all of our deferred tax assets would be realized. As a result, in accordance with SFAS 109, the valuation allowance applied to such deferred tax assets was reversed.
Removal of the valuation allowance resulted in a significant non-cash reduction in income tax expense. In addition, because a portion of the previously recorded valuation allowance was established to reserve certain deferred tax assets upon the acquisitions of two service companies during 2000, in accordance with SFAS 109, removal of the valuation allowance resulted in a reduction to the remaining goodwill recorded in connection with such acquisitions to the extent the reversal related to the valuation allowance applied to deferred tax assets existing at the date the service companies were acquired. In addition, removal of the valuation allowance resulted in an increase in our additional paid-in capital related to the tax benefits of exercises of employee stock options and of grants of restricted stock. The reduction to goodwill amounted to $4.5 million, while additional paid-in capital increased $2.6 million.
During 2003, the Internal Revenue Service (the “IRS”) completed its field audit of our 2001 federal income tax return. During the fourth quarter of 2004, the 2001 audit results underwent a review by the Joint Committee on Taxation. Based on that review, the IRS adjusted the carryback claims we filed on our 2001 and 2002 federal income tax returns, requiring us to repay approximately $16.3 million of refunds we received during 2002 and 2003 as a result of tax law changes provided by the “Job Creation and Worker Assistance Act of 2002.” A portion of our tax loss was deemed not to be available for carryback to 1997 and 1996 due to our restructuring that occurred between 1997 and 2001. However, we will carry this tax loss forward to offset future taxable income. While the adjustment did not result in a loss of deductions claimed, we were obligated to repay the amount of the adjusted refund, plus interest of approximately $2.9 million, or $1.7 million after taxes, through December 31, 2004. These obligations were accrued in our consolidated financial statements as of December 31, 2004, and were paid during the first quarter of 2005.
The repayment of the refund adjusted by the IRS resulted in an increase in the amount of deferred tax assets reflected on our balance sheet for the incremental net operating losses made available to offset taxable income in the future. The increase in our net operating loss carryforwards resulting from the repayment effectively extends the date in which our net operating loss carryforwards are fully utilized. We currently expect to fully utilize our remaining federal net operating losses during 2006.
Although we expect to utilize our remaining federal net operating losses in 2006, as of December 31, 2004 we had approximately $10.3 million in net operating losses applicable to various states that we expect to carry forward in future years to offset taxable income in such states. These net operating losses began expiring in 2005. Accordingly, as of December 31, 2004 we had a valuation allowance of $1.0 million for the estimated amount of the net operating losses that are expected to expire unused, in addition to a $5.5 million valuation allowance related to state tax credits that are also expected to expire unused. Although our estimate of future taxable income is based on current assumptions we believe to be reasonable, our assumptions may prove inaccurate and could change in the future, which could result in the expiration of additional net operating losses or credits. We would be required to establish a valuation allowance at such time that we no longer expected to utilize these net operating losses or credits, which could result in a material impact on our results of operations in the future.
Self-funded insurance reserves. As of December 31, 2004 and 2003, we had $34.4 million and $32.0 million, respectively, in accrued liabilities for employee health, workers’ compensation, and automobile insurance claims. We are significantly self-insured for employee health, workers’ compensation, and automobile liability insurance claims. As such, our insurance expense is largely dependent on claims experience and our ability to control our claims. We have consistently accrued the estimated liability for employee health insurance claims based on our history of claims experience and the time lag between the incident date and the date the cost is paid by us. We have accrued the estimated liability for workers’ compensation and automobile insurance claims based on a third-party actuarial valuation of the outstanding liabilities. These estimates could change in the future. It is possible that future cash flows and results of operations could be materially affected by changes in our assumptions, new developments, or by the effectiveness of our strategies.
Legal reserves. As of December 31, 2004 and 2003, we had $16.6 million and $19.7 million, respectively, in accrued liabilities related to certain legal proceedings in which we are involved. We have accrued our estimate of the probable costs for the resolution of these claims based on a range of potential outcomes. In addition, we are subject to current and potential future legal proceedings for which little or no accrual has been reflected because our current assessment of the potential exposure is nominal. These estimates have been developed in consultation with our General Counsel’s office and, as appropriate, outside counsel handling these matters, and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible that future cash flows and results of operations could be materially affected by changes in our assumptions, new developments, or by the effectiveness of our strategies.
RESULTS OF OPERATIONS
The following table sets forth for the years ended December 31, 2004, 2003, and 2002, the number of facilities we owned and managed, the number of facilities we managed but did not own, the number of facilities we leased to other operators, and the facilities we owned that were not yet in operation.

	Owned
	and	Managed
	Managed	Only	Leased	Incomplete	Total
Facilities as of December 31, 2002	37	23	3	1	64

Purchase of Crowley County Correctional Facility	1	—	—	—	1
Expiration of the management contract for the Okeechobee Juvenile Offender Correctional Center	—	(1)	—	—	(1)
Expiration of the management contract for the Lawrenceville Correctional Facility	—	(1)	—	—	(1)

Facilities as of December 31, 2003	38	21	3	1	63

Management contracts awarded by the Texas Department of Criminal Justice, net	—	5	—	—	5
Management contract awarded for the Delta Correctional Facility	—	1	—	—	1
Expiration of the management contract for the Tall Trees Facility	—	(1)	—	—	(1)
Expiration of the management contract for the Southern Nevada Women’s Correctional Center	—	(1)	—	—	(1)

Facilities as of December 31, 2004	38	25	3	1	67

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003
During the year ended December 31, 2004, we generated net income available to common stockholders of $61.1 million, or $1.55 per diluted share, compared with net income available to common stockholders of $126.5 million, or $3.44 per diluted share, for the previous year. Contributing to the net income for 2004 compared to the previous year was an increase in operating income of $6.9 million, from $166.5 million during 2003 to $173.4 million during 2004 as a result of an increase in occupancy levels and new management contracts, partially offset by an increase in general and administrative expenses. Net income available to common stockholders was negatively impacted during 2004 as compared to 2003 due to the recognition of an income tax provision in accordance with SFAS 109 during 2004, amounting to $41.5 million, or $1.04 per diluted share, compared with an income tax benefit of $52.4 million, or $1.38 per diluted share during 2003. The income tax benefit during 2003 was primarily the result of our reversal of substantially all of the valuation allowance previously established for our deferred tax assets.
Net income available to common stockholders during 2004 was favorably impacted by the refinancing and recapitalization transactions completed during the second and third quarters of 2003. These transactions included the issuance of 6.4 million shares of common stock at a price of $19.50 per share, along with the issuances of an aggregate $450.0 million principal amount of 7.5% senior notes. The proceeds from these issuances were used to (i) purchase 3.4 million shares of common stock issued upon the conversion of our $40.0 million convertible subordinated notes with a stated rate of 10.0% plus contingent interest accrued at 5.5% (and to pay accrued interest on the notes through the date of purchase) at a price of $19.50 per share, (ii) purchase 3.7 million shares of our 12% series B preferred stock that were tendered in a tender offer at a price of $26.00 per share, including all accrued and unpaid dividends on such shares, (iii) redeem 4.0 million shares of our 8% series A preferred stock at a price of $25.00 per share, plus accrued dividends to the redemption date, and (iv) pay-down a portion of our senior bank credit facility. In connection with the debt issuance during the third quarter of 2003, we also obtained an amendment to our senior bank credit facility that, among other changes, lowered the interest rate applicable to the outstanding balance on the facility. These refinancing and recapitalization transactions effectively reduced the average interest rates on a significant portion of our outstanding indebtedness, and substantially reduced the after-tax dividend obligations associated with our outstanding preferred stock. Partially offsetting the favorable impacts of the refinancing and recapitalization transactions, the Company recorded a non-cash gain of $2.9 million during 2003 associated with the extinguishment of a promissory note issued in connection with certain stockholder litigation that was settled during the first quarter of 2001. In addition, financial results for 2003 included a charge of $6.7 million for expenses associated with the refinancing and recapitalization transactions completed in the second and third quarters of 2003.
During the first and second quarters of 2004, the Company completed the redemption of the remaining shares of both series A and series B preferred stock at the stated rates of $25.00 per share and $24.46 per share, respectively, plus accrued dividends to the redemption date, and obtained an additional amendment to the senior bank credit facility further lowering the interest rate spread applicable to the term loan portion of the facility.
Our financial results were also favorably impacted by an increase in the amount of interest capitalized, from $0.9 million during 2003 to $5.8 million during 2004, in accordance with Statement of Financial Accounting Standards No. 34, “Capitalization of Interest” associated with the construction and expansion projects during 2004 at six of our facilities. We funded these construction and expansion projects with cash on hand and with cash generated from operating activities.
Facility Operations
A key performance indicator we use to measure the revenue and expenses associated with the operation of the facilities we own or manage is expressed in terms of a compensated man-day, and represents the revenue we generate and expenses we incur for one inmate for one calendar day. Revenue and expenses per compensated man-day are computed by dividing facility revenue and expenses by the total number of compensated man-days during the period. A compensated man-day represents a calendar day for which we are paid for the occupancy of an inmate. We believe the measurement is useful because we are compensated for operating and managing facilities at an inmate per-diem rate based upon actual or minimum guaranteed occupancy levels. We also measure our ability to contain costs on a per-compensated man-day basis, which is largely dependent upon the number of inmates we accommodate. Further, per man-day measurements are also used to estimate our potential profitability based on certain occupancy levels relative to design capacity. Revenue and expenses per compensated man-day for all of the facilities we owned or managed, exclusive of those discontinued (see further discussion below regarding discontinued operations), were as follows for the years ended December 31, 2004 and 2003:

	For the Years Ended
	December 31,
	2004	2003
Revenue per compensated man-day	$49.21	$51.10
Operating expenses per compensated man-day:
Fixed expense	27.59	27.92
Variable expense	9.21	9.74

Total	36.80	37.66

Operating margin per compensated man-day	$12.41	$13.44

Operating margin	25.2%	26.3%

Average compensated occupancy	94.9%	93.1%

Business from our federal customers, including the Bureau of Prisons, or the BOP, the United States Marshals Service, or the USMS, and the United States Bureau of Immigration and Customs Enforcement, or ICE, remains strong, while many of our state customers continue to experience budget difficulties. Our federal customers generated 38% of our total revenue for both the years ended December 31, 2004 and 2003. While the budget difficulties experienced by our state customers present challenges with respect to our per-diem rates resulting in pressure on our management revenue in future quarters, these governmental entities are also constrained with respect to funds available for prison construction. We believe the lack of new bed supply combined with state budget difficulties has contributed to the increase in our occupancy and has led several states, some of which have never utilized the private sector, to outsource their correctional needs to us. We currently expect these trends to continue.
Additionally, as expected, we experienced a modest reduction in our operating margins during 2004 compared with 2003 as a result of recent contract awards for facilities we manage but do not own, which, as further described hereafter, provide per diem rates and operating margins at lower levels than our owned and managed business. We entered into these contracts knowing our overall per diem rates and operating margins would decrease slightly; however, the opportunity to both expand our level of service with existing customers and provide services to new customers with very little capital requirements outweighed the effects of the operating margin reductions. Our operating margins were also negatively impacted by the expenses incurred in connection with the resumption of operations and the process of ramping up occupancy at three of our facilities, the Northeast Ohio Correctional Center located in Youngstown, Ohio during the second and third quarters of 2004, the Tallahatchie County Correctional Facility located in Tutwiler, Mississippi during the first and second quarters of 2004, and the managed-only Delta Correctional Facility located in Greenwood, Mississippi during the second quarter of 2004.
Operating expenses totaled $850.4 million and $747.8 million for the years ended December 31, 2004 and 2003, respectively. Operating expenses consist of those expenses incurred in the operation and management of adult and juvenile correctional and detention facilities, and for our inmate transportation subsidiary.
Salaries and benefits represent the most significant component of fixed operating expenses. Approximately 64% of our operating expenses consist of salaries and benefits. During 2004, salaries and benefits expense at our correctional and detention facilities increased $65.4 million from 2003. The increase in salaries and benefits expense was primarily due to the commencement of operations during January 2004 at six correctional facilities located in Texas pursuant to management contracts awarded by the Texas Department of Criminal Justice (“TDCJ”), as well as marginal increases in staffing levels at numerous facilities across the portfolio to meet rising inmate population needs. However, due to the increase in occupancy, actual salaries and benefits per compensated man-day declined $0.46 per compensated man-day during 2004 as compared to the prior year, as we were able to leverage our salaries and benefits over a larger inmate population. This decrease was partially offset by an increase in utilities expense of $0.07 per compensated man-day due to rising energy costs across the country.
While we were successful in containing or reducing most types of variable expenses, the reduction in variable operating expenses per compensated man-day to $9.21 per compensated man-day during 2004 from $9.74 per compensated man-day during 2003 was primarily due to a reduction in expenses related to legal proceedings in which we are involved, and a decrease in inmate medical expenses. Under the terms of the new Texas management contracts, the TDCJ retained responsibility for all inmate medical requirements.
The operation of the facilities we own carries a higher degree of risk associated with a management contract than the operation of the facilities we manage but do not own because we incur significant capital expenditures to construct or acquire facilities we own. Additionally, correctional and detention facilities have a limited or no alternative use. Therefore, if a management contract is terminated at a facility we own, we continue to incur certain operating expenses, such as real estate taxes, utilities, and insurance, that we would not incur if a management contract was terminated for a managed-only facility. As a result, revenue per compensated man-day is typically higher for facilities we own and manage than for managed-only facilities. Because we incur higher expenses, such as repairs and maintenance, real estate taxes, and insurance, on the facilities we own and manage, our cost structure for facilities we own and manage is also higher than the cost structure for the managed-only facilities. The following tables display the revenue and expenses per compensated man-day for the facilities we own and manage and for the facilities we manage but do not own:

	For the Years Ended
	December 31,
	2004	2003
Owned and Managed Facilities:
Revenue per compensated man-day	$57.02	$55.25
Operating expenses per compensated man-day:
Fixed expense	30.81	29.34
Variable expense	9.96	10.13

Total	40.77	39.47

Operating margin per compensated man-day	$16.25	$15.78

Operating margin	28.5%	28.6%

Average compensated occupancy	90.3%	88.6%

Managed Only Facilities:
Revenue per compensated man-day	$36.68	$41.94
Operating expenses per compensated man-day:
Fixed expense	22.42	24.80
Variable expense	7.99	8.89

Total	30.41	33.69

Operating margin per compensated man-day	$6.27	$8.25

Operating margin	17.1%	19.7%

Average compensated occupancy	103.3%	104.7%

The following discussions under “Owned and Managed Facilities” and “Managed-Only Facilities” address significant events that impacted our results of operations for the respective periods, and events that will affect our results of operations in the future.
Owned and Managed Facilities
During January 2004, we entered into an agreement with the state of Vermont to manage up to 700 inmates. The contractual agreement represents the first time the state of Vermont has partnered with the private corrections sector to provide residential services for its inmates. The contractual terms provide for the out-of-state management of male, medium-security Vermont inmates primarily in two of our owned and managed prisons in Kentucky, including Lee Adjustment Center in Beattyville, and Marion Adjustment Center in St. Mary. The influx of inmates from the state of Vermont during 2004, contributed $5.5 million in additional revenue.
Due to a combination of rate increases and/or an increase in population at four of our facilities, including our 2,304-bed Central Arizona Detention Center, 1,600-bed Florence Correctional Center, 1,232-bed San Diego Correctional Facility, and 866-bed D.C. Correctional Treatment Facility, primarily from the USMS, the ICE, and the District of Columbia, total management revenue increased during 2004 from the comparable period in 2003, by $33.5 million at these facilities.
During July 2004, an inmate disturbance at the Crowley County Correctional Facility located in Olney Springs, Colorado resulted in damage to the facility, requiring us to immediately transfer approximately 120 inmates to other of our facilities and approximately 65 inmates to facilities owned by the state of Colorado. As of December 31, 2004, repair of the facility was substantially complete. Revenues lost as a result of the transfer of inmates to the state of Colorado are expected to be mitigated by insurance. It is possible, however, that certain incremental costs resulting from the incident, and/or a portion of lost revenues, will not be recovered. Further, the timing of insurance recoveries and the further reduction of Colorado inmate populations since the disturbance has impacted, and management believes will continue to impact, short-term results.
During the third quarter of 2003, we transferred all of the Wisconsin inmates currently housed at our 1,440-bed medium security North Fork Correctional Facility located in Sayre, Oklahoma to our 2,160-bed medium security Diamondback Correctional Facility located in Watonga, Oklahoma in order to satisfy a contractual provision mandated by the state of Wisconsin. As a result of the transfer, North Fork Correctional Facility will remain closed for an indefinite period of time. Accordingly, total management revenue decreased by $12.4 million at this facility during 2004 compared with 2003. We are currently pursuing new management contracts and other opportunities to take advantage of the beds that became available at the North Fork Correctional Facility, but can provide no assurance that we will be successful in doing so.
During 2004, as expected, the state of Wisconsin reduced the number of inmates housed at both our Diamondback Correctional Facility and our Prairie Correctional Facility by opening various facilities owned by the State. As further discussed below, the available beds at Diamondback Correctional Facility, which resulted from the declining inmate population from the state of Wisconsin, have been substantially filled with inmates from the state of Arizona. As of December 31, 2004, the state of Wisconsin housed 68 inmates at the Prairie Correctional Facility, compared with approximately 1,900 Wisconsin inmates held at various facilities at December 31, 2003.
During May 2004, we announced the completion of new agreements with the states of Minnesota and North Dakota to house portions of those states’ inmates at the 1,550-bed Prairie Correctional Facility. Under the Minnesota agreement, we are managing an unspecified number of medium-security, male inmates at the Prairie facility. The population will fluctuate based on the State’s needs and the space available at the Prairie facility. The terms of the contract include an initial one-year period through June 30, 2005, with two one-year renewal options. The North Dakota agreement, which became effective in March 2004, had an initial term through February 2005 with an indefinite number of annual renewal options. This contract, similar to the Minnesota agreement, does not indicate a specific inmate population to be managed by us and is also expected to vary based on the State’s needs and space availability. While inmates received pursuant to these contracts will partially offset the reduction in inmate populations from Wisconsin, in the near term we do not expect these inmate populations to reach the levels previously housed at this facility from Wisconsin. At December 31, 2004, we housed 147 Minnesota and 35 North Dakota inmates. We also housed 110 inmates from the state of Washington at this facility pursuant to a contract awarded mid-2004, as further described below.
During March 2004, we entered into an agreement with the state of Arizona to initially manage 1,200 Arizona inmates. The contractual terms provide for the out-of-state management of male, medium-security Arizona inmates at our Diamondback Correctional Facility. The initial contract term ended June 30, 2004, corresponding with Arizona’s fiscal year, and was renewed for one year on July 1, 2004. The contract allows for two more one year extension options. As of December 31, 2004, we housed 805 inmates from the state of Arizona at this facility.
During April 2004, we resumed operations at our 2,016-bed Northeast Ohio Correctional Center located in Youngstown, Ohio. We are managing federal prisoners from United States federal court districts that are experiencing a lack of detention space and/or high detention costs. As of December 31, 2004, we housed 287 federal prisoners at this facility. The operating revenues for 2004 were $3.4 million while the operating expenses were $8.5 million and $0.3 million for 2004 and 2003, respectively, at our Northeast Ohio Correctional Center. We believed that re-opening this facility put us in a competitive position to win contract awards for the utilization of the facility.

On December 23, 2004, we received a contract award from the BOP to house approximately 1,195 federal inmates at our Northeast Ohio Correctional Center. The contract, awarded as part of the Criminal Alien Requirement Phase 4 Solicitation (“CAR 4”), provides for an initial four-year term with three two-year renewal options. The terms of the contract provide for a 50% guaranteed rate of occupancy for 90 days following a Notice to Proceed, and a 90% guaranteed rate of occupancy thereafter. We began receiving BOP inmates at this facility in the second quarter of 2005.
During June 2003, we announced our first inmate management contract with the state of Alabama to house up to 1,440 medium security inmates in our Tallahatchie County Correctional Facility, located in Tutwiler, Mississippi, under a temporary emergency agreement to provide the state of Alabama immediate relief of its overcrowded prison system. The facility began receiving inmates in July 2003. Prior to receiving inmates from the state of Alabama, this facility was substantially idle. During January 2004, we received notice from the Alabama Department of Corrections that it would withdraw its inmates housed at the facility. Although the Alabama Department of Corrections withdrew all of their inmates from this facility by mid-March 2004, staffing levels were not reduced significantly at the facility due to negotiations with several potential customers to utilize the beds that became available at this facility. The facility incurred operating losses during 2004 and 2003 (including depreciation and amortization of $2.6 million and $2.5 million, respectively) of $3.6 million and $3.5 million, respectively.
During May 2004, we announced the completion of a contractual agreement to house inmates from the state of Hawaii at the Tallahatchie County Correctional Facility. The new agreement expires on June 30, 2006. In addition, during July 2004 we extended our current contracts to house Hawaiian inmates in our owned and operated Diamondback Correctional Facility, and our Florence Correctional Facility, located in Florence, Arizona for two additional years. Effective August 15, 2004, the combined contracts guarantee a minimum monthly average of 1,500 inmates to be housed at these three facilities. As of December 31, 2004, we housed 1,543 Hawaiian inmates at these three facilities, including 710 inmates at the Tallahatchie County Correctional Facility.
In addition, during June 2004, we announced the completion of a contractual agreement to house up to 128 maximum security inmates from the state of Colorado at the Tallahatchie County Correctional Facility. The terms of the contract include a one-year agreement effective through June 30, 2005, with four one-year renewal options. As of December 31, 2004, we housed 121 inmates from the state of Colorado at the Tallahatchie County Correctional Facility.
In addition, during October 2004, we announced the completion of a contractual agreement with the Mississippi Department of Corrections. We expect to manage an initial population of 128 of the State’s maximum security inmates at the Tallahatchie facility. The terms of the contract include an initial period which concludes on June 30, 2006, and includes three one-year renewal options. As of December 31, 2004, we housed 127 Mississippi inmates at the Tallahatchie County Correctional Facility.
During July 2004, we announced the completion of a contractual agreement with the state of Washington Department of Corrections. We expect to continue managing male, medium-security inmates at our Prairie Correctional Facility and our Florence Correctional Facility pursuant to this contract. The terms of the contract include an initial one-year period through June 30, 2005, with an unspecified number of renewal options. As of December 31, 2004, we housed 301 Washington inmates at two of our facilities.
During the second quarter of 2005, the state of Indiana removed all of its inmates from our 656-bed Otter Creek Correctional Facility located in Wheelwright, Kentucky to utilize available capacity within the State’s correctional system. As of December 31, 2004, we housed 642 Indiana inmates at the Otter Creek Correctional Facility. During July 2005, we entered into an agreement with the Kentucky Department of Corrections to manage up to 400 female inmates at this facility. The terms of the contract include an initial two-year period, with four two-year renewal options. During October 2005, we entered into an agreement with the state of Hawaii to house up to 140 female Hawaii inmates at the Otter Creek facility. The terms of the contract include an initial one-year period, with two one-year renewal options. The facility began receiving Hawaii inmates during September 2005 under a 30-day contract completed in September 2005. We anticipate the existing customers at this facility to fill the remaining vacant space, but can provide no such assurance.
During the fourth quarter of 2005, we completed construction on our Stewart County Correctional Facility. Although we currently do not have a contract to house inmates at the 1,524-bed facility, our decision to complete construction was based on anticipated demand from several government customers having a need for inmate bed capacity in the Southeast region of the country. However, we can provide no assurance that we will be successful in utilizing the increased bed capacity. Once construction was complete we began to incur depreciation expense on the new facility and ceased capitalizing interest on this project, which will have a negative affect on our results of operations. During 2004, we capitalized $4.3 million in interest costs incurred on this facility. The book value of the facility was approximately $71.1 million upon completion of construction. Our occupancy percentage also declined slightly as a result of the additional vacant beds available at the Stewart facility.
Fixed expenses per compensated man-day for our owned and managed facilities increased from $29.34 during 2003 to $30.81 during 2004 due primarily to an increase in fixed operating expense for salaries and benefits and utilities across the portfolio of facilities we manage.
Variable expenses per compensated man-day for our owned and managed facilities decreased from $10.13 during 2003 to $9.96 for 2004 due to the aforementioned decrease in litigation expenses across the portfolio of facilities we manage.
Managed-Only Facilities
In November 2003, we announced that the TDCJ awarded us new contracts to manage six state correctional facilities, as part of a procurement re-bid process. The management contracts, all of which became effective January 15, 2004, consist of four jails and two correctional facilities. Based on the TDCJ recommendation, we also retained our contract to manage the Bartlett State Jail, but were not awarded the contract to continue managing the 1,000-bed Sanders Estes Unit located in Venus, Texas, which expired January 15, 2004. Total management revenue increased $45.2 million during 2004 compared with 2003, due to the operation of these facilities, net of a reduction in revenue for the management contract not renewed.
Total revenue per compensated man-day and total variable expenses per compensated man-day decreased for our managed-only facilities primarily because we did not assume responsibility for medical services for inmates provided under terms of our new contracts with the TDCJ. Eliminating this responsibility results in a lower per-diem rate; however, it also reduces the risk that our profitability will be eroded in the future by increasing medical costs. The new Texas contracts accounted for approximately 19% of the total revenue generated from the facilities we managed but did not own during 2004.
On March 23, 2004, we announced the completion of a contractual agreement with Mississippi’s Delta Correctional Authority to resume operations of the state-owned 1,016-bed Delta Correctional Facility located in Greenwood, Mississippi. We managed the medium security correctional facility for the Delta Correctional Authority from its opening in 1996 until the State closed the facility in 2002, due to excess capacity in the State’s corrections system. The March 2004 contract is for one year, with one two-year extension option. We began receiving inmates from the state of Mississippi at the facility on April 1, 2004. In addition, after completing the contractual agreement with the Delta Correctional Authority, we entered into an additional contract to manage inmates from Leflore County, Mississippi. This one-year contract provides for housing for up to 160 male inmates and up to 60 female inmates, and is renewable annually. As of December 31, 2004, we housed 955 and 127 inmates from the state of Mississippi and Leflore County, respectively.

Effective August 9, 2004, we elected to terminate our contract to manage the 63-bed Tall Trees juvenile facility owned by Shelby County and located in Memphis, TN. The operating revenues for this facility for during 2004 were $0.5 million, while the operating expenses were $0.9 million.
General and administrative expense
For the years ended December 31, 2004 and 2003, general and administrative expenses totaled $48.2 million and $40.5 million, respectively. General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses, and increased from 2003 primarily due to an increase in salaries and benefits, combined with an increase in professional services during 2004 compared with 2003.
We have expanded our infrastructure over the past year to implement and support numerous technology initiatives, to maintain closer relationships with existing and potentially new customers in order to identify their needs, and to focus on reducing facility operating expenses. While this has resulted in an annual increase in general and administrative expense, we believe our expanded infrastructure and investments in technology will provide long-term benefits enabling us to provide enhanced quality service to our customers while creating scalable operating efficiencies.
During 2004, we also incurred increasing expenses associated with (a) the implementation of certain tax strategies, which contributed to a reduction in income tax expense during 2004, and (b) tax planning initiatives that we believe will lower our overall future effective tax rate. See “income tax expense” hereafter for additional information. We have also experienced increasing expenses over the prior year in complying with increasing corporate governance requirements, a significant portion of which was incurred to comply with section 404 of the Sarbanes-Oxley Act of 2002. We also continue to evaluate the potential need to expand our corporate office infrastructure to help ensure the quality and effectiveness of our facility operations. These initiatives could also lead to higher general and administrative expenses in the future.
Interest expense, net
Interest expense was reported net of interest income and capitalized interest for the years ended December 31, 2004 and 2003. Gross interest expense, net of capitalized interest, was $73.2 million and $78.0 million, respectively, for the years ended December 31, 2004 and 2003. Gross interest expense is based on outstanding borrowings under our senior bank credit facility, 9.875% senior notes, 7.5% senior notes, convertible subordinated notes payable balances, and amortization of loan costs and unused credit facility fees. The decrease in gross interest expense from the prior year was primarily attributable to the aforementioned recapitalization and refinancing transactions completed during the second and third quarters of 2003, which also resulted in a reduction to our preferred stock distributions from the prior year.
Gross interest income was $4.0 million and $3.6 million, respectively, for the years ended December 31, 2004 and 2003. Gross interest income is earned on cash collateral requirements, a direct financing lease, notes receivable and investments of cash and cash equivalents.
Capitalized interest was $5.8 million and $0.9 million during 2004 and 2003, respectively, and was associated with various construction and expansion projects and the installation of a new inmate management system.
Expenses associated with debt refinancing and recapitalization transactions
For the years ended December 31, 2004 and 2003, expenses associated with debt refinancing and recapitalization transactions were $0.1 million and $6.7 million, respectively. The charges in 2004 were associated with the redemption of the remaining series A preferred stock in the first quarter of 2004 and the redemption of the remaining series B preferred stock in the second quarter of 2004, as well as third party fees associated with the amendment to our senior bank credit facility obtained during the second quarter of 2004.
Charges during the third quarter of 2003 primarily resulted from the write-off of existing deferred loan costs associated with the repayment of the term loan portion of our senior bank credit facility (which repayment was made with proceeds from the issuance of the $200.0 million 7.5% senior notes), premiums paid to defease the remaining outstanding 12% senior notes, and certain fees paid to amend the term portion of our senior bank credit facility. Charges during the second quarter of 2003 included expenses associated with the tender offer for our series B preferred stock, the redemption of our series A preferred stock, and the write-off of existing deferred loan costs associated with the repayment of the term loan portions of our senior bank credit facility made with proceeds from the common stock and note offerings, a tender premium paid to the holders of the 12% senior notes who tendered their notes to us at a price of 120% of par, and fees associated with the modifications to the terms of the $30.0 million of convertible subordinated notes.
Change in fair value of derivative instruments
On May 16, 2003, 0.3 million shares of common stock were issued, along with a $2.9 million subordinated promissory note, in connection with the final settlement of the state court portion of our stockholder litigation settlement reached during the first quarter of 2001. Under the terms of the promissory note, the note and accrued interest were extinguished in June 2003 once the average closing price of our common stock exceeded a “termination price” equal to $16.30 per share for fifteen consecutive trading days following the note’s issuance. The terms of the note, which allowed the principal balance to fluctuate dependent on the trading price of our common stock, created a derivative instrument that was valued and accounted for under the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or SFAS 133, as amended. Since we had previously reflected the maximum obligation of the contingency associated with the state portion of the stockholder litigation on the balance sheet, the extinguishment of the note in June 2003 resulted in a $2.9 million non-cash gain during the second quarter of 2003.
Income tax benefit (expense)
During the years ended December 31, 2004 and 2003, our financial statements reflected an income tax provision of $41.5 million and an income tax benefit of $52.4 million, respectively. The income tax benefit during the year ended December 31, 2003 was primarily the result of our reversal of substantially all of the valuation allowance previously established for our deferred tax assets.
Deferred income taxes reflect the available net operating losses and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including our past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of our deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. As further discussed under “Critical Accounting Policies — Income Taxes,” prior to December 31, 2003, we had not consistently demonstrated an ability to utilize our tax net operating losses within the carryforward period and therefore applied a valuation allowance to reserve substantially all of our net deferred tax assets in accordance with SFAS 109. As a result, our financial statements did not reflect a provision for income taxes, other than for certain state taxes. However, at December 31, 2003, we concluded that it was more likely than not that substantially all of our deferred tax assets would be realized. As a result, in accordance with SFAS 109, substantially all of the valuation allowance applied to such deferred tax assets was reversed on December 31, 2003. Accordingly, in the first quarter of 2004 we began providing a provision for income taxes at a rate on income before taxes equal to the combined federal and state effective tax rates using current tax rates.

During 2003, the Internal Revenue Service completed its field audit of our 2001 federal income tax return. During the fourth quarter of 2004, the 2001 audit results underwent a review by the Joint Committee on Taxation. Based on that review, the IRS adjusted the carryback claims we filed on our 2001 and 2002 federal income tax returns, requiring us to repay approximately $16.3 million of refunds we received during 2002 and 2003 as a result of tax law changes provided by the “Job Creation and Worker Assistance Act of 2002.” A portion of our tax loss was deemed not to be available for carryback to 1997 and 1996 due to our restructuring that occurred between 1997 and 2001. However, we will carry this tax loss forward to offset future taxable income. While the adjustment did not result in a loss of deductions claimed, we were obligated to repay the amount of the adjusted refund, plus interest of approximately $2.9 million, or $1.7 million after taxes, through December 31, 2004. These obligations were accrued in our consolidated financial statements as of December 31, 2004, and were paid during the first quarter of 2005.
The repayment of the refund adjusted by the IRS resulted in an increase in the amount of deferred tax assets reflected on our balance sheet for the incremental net operating losses made available to offset taxable income in the future. The increase in our net operating loss carryforwards resulting from the repayment effectively extends the date in which our net operating loss carryforwards are fully utilized. We currently expect to fully utilize our remaining federal net operating losses during 2006.
During the fourth quarter of 2004, we realized a net income tax benefit of $0.5 million resulting from the implementation of tax planning strategies that are also expected to reduce our future effective tax rate. Additionally, we recorded an income tax benefit of $1.4 million in the third quarter of 2004 which primarily resulted from a change in estimated income taxes associated with certain financing transactions completed during 2003, partially offset by changes in our valuation allowance applied to certain deferred tax assets.
Discontinued operations
During the fourth quarter of 2002, we were notified by the state of Florida of its intention to not renew our contract to manage the 96-bed Okeechobee Juvenile Offender Correctional Center located in Okeechobee, Florida, upon the expiration of a short-term extension to the existing management contract, which expired in December 2002. Upon expiration of the short-term extension, which occurred March 1, 2003, operation of the facility was transferred to the state of Florida. During 2003, the facility generated total revenue of $0.8 million, and incurred total operating expenses of $0.7 million. Additionally, the expiration of the contract resulted in the impairment of all goodwill previously recorded in connection with this facility, which totaled $0.3 million, during the first quarter of 2003.
On March 18, 2003, we were notified by the Department of Corrections of the Commonwealth of Virginia of its intention to not renew our contract to manage the 1,500-bed Lawrenceville Correctional Center located in Lawrenceville, Virginia, upon the expiration of the contract, which occurred on March 22, 2003. During 2003, the facility generated total revenue of $4.6 million, and incurred total operating expenses of $5.3 million. Additionally, the expiration of the contract resulted in the impairment of all goodwill previously recorded in connection with this facility, which totaled $0.3 million, during the first quarter of 2003. Results for 2004 include residual activity from the operation of this facility, including primarily proceeds received from the sale of fully depreciated equipment.
During the first quarter of 2004, we received $0.6 million in proceeds from the Commonwealth of Puerto Rico as a settlement for repairs we previously made to a facility we formerly operated in Ponce, Puerto Rico. These proceeds, net of taxes, are presented as discontinued operations for year ended December 31, 2004.

Due to operating losses incurred at the Southern Nevada Women’s Correctional Center, we elected to not renew our contract to manage the facility upon the expiration of the contract. Accordingly, we transferred operation of the facility to the Nevada Department of Corrections on October 1, 2004. During 2004 and 2003, the facility generated total revenue of $6.1 million and $7.5 million, respectively, and incurred total operating expenses of $7.0 and $8.8 million, respectively.
During March 2005, we received notification from the Tulsa County Commission in Oklahoma that, as a result of a contract bidding process, the County elected to have the Tulsa County Sheriff’s Office manage the 1,440-bed David L. Moss Criminal Justice Center, located in Tulsa. Our contract expired on June 30, 2005. Accordingly, we transferred operation of the facility to the Tulsa County Sheriff’s Office on July 1, 2005. During 2004 and 2003, the facility generated total revenue of $21.9 million and $21.6 million, respectively, and incurred total operating expenses of $20.2 million and $18.7 million, respectively.
Distributions to preferred stockholders
For the years ended December 31, 2004 and 2003, distributions to preferred stockholders totaled $1.5 million and $15.3 million. Following the completion of the common stock and notes offering in May 2003, we purchased approximately 3.7 million shares of series B preferred stock for approximately $97.4 million pursuant to the terms of a cash tender offer. The tender offer price for the series B preferred stock (inclusive of all accrued and unpaid dividends) was $26.00 per share. The tender premium payment of the difference between the tender price ($26.00) and the liquidation preference ($24.46) for the shares tendered was reported as a preferred stock distribution in the second quarter of 2003. During the second quarter of 2004, we redeemed the remaining 1.0 million outstanding shares of our series B preferred stock at a price of $24.46 per share, plus accrued dividends to the redemption date.
Also during the second quarter of 2003, we redeemed 4.0 million, or approximately 93%, of our 4.3 million shares of outstanding series A preferred stock at a price of $25.00 per share plus accrued dividends to the redemption date as part of the recapitalization. During the first quarter of 2004, we redeemed the remaining 0.3 million outstanding shares of our series A preferred stock at a price of $25.00 per share, plus accrued dividends to the redemption date.
Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
During the year ended December 31, 2003, we generated net income available to common stockholders of $126.5 million, or $3.44 per diluted share, compared with a net loss available to common stockholders of $28.9 million, or $0.82 per diluted share, for the previous year. Contributing to the net income for 2003 compared to the previous year was an increase in operating income of $40.9 million, from $125.6 million during 2002 to $166.5 million during 2003. The increase was due to the commencement of operations at our McRae Correctional Facility in December 2002 and the acquisition of the Crowley County Correctional Facility in January 2003, as well as increased occupancy levels and improved margins. Net income available to common stockholders during 2003 was favorably impacted by an income tax benefit of $52.4 million primarily due to the reversal of the valuation allowance previously established for our deferred tax assets. Weighted average common shares outstanding for 2003 includes the effect of our issuance of 6.4 million shares in connection with the recapitalization in May 2003.
Contributing to the net loss for 2002 was a non-cash charge for the cumulative effect of an accounting change for goodwill of $80.3 million, or $2.49 per diluted share, related to the adoption of SFAS 142, in addition to expenses associated with debt refinancing transactions of $36.7 million, or $1.14 per diluted share, during the second quarter of 2002. The debt refinancing completed during 2002 also contributed to the reduction in net interest expense, from $87.5 million during 2002 to $74.4 million during 2003. The cumulative effect of accounting change and the costs of refinancing were partially offset by an aggregate income tax benefit of $63.3 million, which included a cash income tax benefit of $32.2 million recognized during the first quarter of

2002 related to a change in tax law that became effective in March 2002, which enabled us to utilize certain of our net operating losses to offset taxable income generated in 1997 and 1996. In addition, $30.3 million of the income tax benefit in 2002 was due to the reduction of the tax valuation allowance applied to certain deferred tax assets arising primarily as a result of 2002 tax deductions based on a cumulative effect of accounting change for tax depreciation reported on our 2002 federal income tax return.
Facility Operations
Revenue and expenses per compensated man-day for all of the facilities we owned or managed, exclusive of those discontinued (see further discussion below regarding discontinued operations), were as follows for the years ended December 31, 2003 and 2002:

	For the Years Ended
	December 31,
	2003	2002
Revenue per compensated man-day	$51.10	$49.83
Operating expenses per compensated man-day:
Fixed expense	27.92	27.69
Variable expense	9.74	10.21

Total	37.66	37.90

Operating margin per compensated man-day	$13.44	$11.93

Operating margin	26.3%	23.9%

Average compensated occupancy	93.1%	89.1%

Business from our federal customers, including the Bureau of Prisons, or the BOP, the United States Marshals Service, or the USMS, and the United States Bureau of Immigration and Customs Enforcement, or ICE, remains strong, while many of our state customers have experienced budget difficulties. Our federal customers generated 38% and 34%, respectively, of our total revenue for the years ended December 31, 2003 and 2002.
Operating expenses totaled $747.8 million and $694.4 million for the years ended December 31, 2003 and 2002, respectively. Operating expenses consist of those expenses incurred in the operation and management of adult and juvenile correctional and detention facilities, and for our inmate transportation subsidiary.
Salaries and benefits represent the most significant component of fixed operating expenses. During 2003, salaries and benefits expense increased $42.7 million from 2002. The increase in salaries and benefits expense was primarily due to the arrival of inmates at the McRae Correctional Facility beginning in December 2002 and the purchase of the Crowley County Correctional Facility in January 2003. Salaries and benefits per compensated man-day increased $0.49 per compensated man-day during 2003 from 2002.
We also experienced a trend of increasing insurance expense during 2003 compared with 2002. Because we are significantly self-insured for employee health, workers’ compensation, and automobile liability insurance, our insurance expense is dependent on claims experience and our ability to control our claims. Our insurance policies contain various deductibles and stop-loss amounts intended to limit our exposure for individually significant occurrences. However, the nature of our self-insurance provides little protection for a deterioration in claims experience or increasing employee medical costs in general.
We continue to incur increasing insurance expense due to adverse claims experience primarily resulting from rising healthcare costs throughout the country. We continue to develop new strategies to improve the management of our future loss claims, but can provide no assurance that these strategies will be successful.

Additionally, general liability insurance costs have risen substantially since the terrorist attacks on September 11, 2001, and other types of insurance, such as directors and officers liability insurance, have increased due to several high profile business failures and concerns about corporate governance and accounting in the marketplace.
The reduction in variable operating expenses per compensated man-day to $9.74 per compensated man-day during 2003 from $10.21 per compensated man-day during 2002 was primarily due to the renegotiation of our contract for food services. We decided to outsource food services at almost all of the facilities we operate. Outsourcing our food services to one vendor for substantially all of the facilities we manage generated opportunities to produce economies of scale. We also achieved reductions in inmate medical expenses primarily due to the renegotiation of our management contract for the Correctional Treatment Facility located in the District of Columbia, as well as through the negotiation of a national contract with our pharmaceutical provider and reduced reliance on outsourced nursing.
The following tables display the revenue and expenses per compensated man-day for the facilities we own and manage and for the facilities we manage but do not own:

	For the Years Ended
	December 31,
	2003	2002
Owned and Managed Facilities:
Revenue per compensated man-day	$55.25	$54.61
Operating expenses per compensated man-day:
Fixed expense	29.34	29.62
Variable expense	10.13	11.34

Total	39.47	40.96

Operating margin per compensated man-day	$15.78	$13.65

Operating margin	28.6%	25.0%

Average compensated occupancy	88.6%	83.4%

Managed Only Facilities:
Revenue per compensated man-day	$41.94	$40.76
Operating expenses per compensated man-day:
Fixed expense	24.80	24.03
Variable expense	8.89	8.07

Total	33.69	32.10

Operating margin per compensated man-day	$8.25	$8.66

Operating margin	19.7%	21.2%

Average compensated occupancy	104.7%	102.4%

The following discussions under “Owned and Managed Facilities” and “Managed-Only Facilities” address significant events that impacted our results of operations for the respective periods, and events that will affect our results of operations in the future.
Owned and Managed Facilities
On May 30, 2002, we were awarded a contract by the BOP to house 1,524 federal detainees at our McRae Correctional Facility located in McRae, Georgia. The three-year contract, awarded as part of the Criminal Alien Requirement Phase II Solicitation, or CAR II, also provides for seven one-year renewals. The contract with the BOP guarantees at least 95% occupancy on a take-or-pay basis, and commenced full operations in

December 2002. Total management and other revenue at this facility was $35.8 million during the year ended December 31, 2003. This facility did not reach an average physical occupancy of 95% until October 2003. As a result, during much of 2003, we benefited from a relatively low level of operating expense resulting from lower physical occupancies while generating revenue at the guaranteed 95% occupancy rate. As of December 31, 2003, the physical occupancy was 110.4%. While only $2.7 million of management and other revenue was generated by this facility during 2002, we incurred $4.6 million of operating expenses during the year ended December 31, 2002.
Results for 2003 were also favorably impacted by the acquisition, on January 17, 2003, of the Crowley County Correctional Facility, a 1,200-bed medium security adult male prison facility located in Olney Springs, Crowley County, Colorado. As part of the transaction, we also assumed a management contract with the state of Colorado and entered into a new management contract with the state of Wyoming, and took over management of the facility effective January 18, 2003.
During the third quarter of 2003, we transferred all of the Wisconsin inmates housed at our 1,440-bed medium security North Fork Correctional Facility located in Sayre, Oklahoma to our 2,160-bed medium security Diamondback Correctional Facility located in Watonga, Oklahoma in order to satisfy a contractual provision mandated by the state of Wisconsin. As a result of the transfer, North Fork Correctional Facility will remain closed for an indefinite period of time. We are currently pursuing new management contracts and other opportunities to take advantage of the beds that became available at the North Fork Correctional Facility, but can provide no assurance that we will be successful in doing so. The operational consolidations did not have a material impact on our 2003 financial statements. However, long-term, the consolidation will result in certain operational efficiencies.
Additionally, during the second quarter of 2003, the state of Wisconsin approved legislation to open various prison facilities owned by the State. The opening of these facilities led to a reduction in the number of inmates we house from the state of Wisconsin at our Diamondback Correctional Facility and our Prairie Correctional Facility, totaling approximately 1,900 inmates at December 31, 2003.
During October 2002, we entered into a new agreement with Hardeman County, Tennessee, with respect to the management of up to 1,536 medium security inmates from the state of Tennessee in the Whiteville Correctional Facility. Total management revenue increased during the year ended December 31, 2003 from the comparable period in 2002 by $9.2 million at this facility.
Due to a combination of rate increases and/or an increase in population at seven of our facilities, including our 2,304-bed Central Arizona Detention Center, 1,600-bed Florence Correctional Center, 1,338-bed Prairie Correctional Facility, 1,232-bed San Diego Correctional Facility, 910-bed Torrance County Detention Facility, 483-bed Leavenworth Detention Center, and 480-bed Webb County Detention Center, primarily from the BOP, the USMS, the ICE, and the state of Wisconsin in the case of Prairie Correctional Facility, total management and other revenue increased during 2003 from 2002 by $36.0 million at these facilities.
During June 2003, we announced our first inmate management contract with the state of Alabama to house up to 1,440 medium security inmates in our Tallahatchie County Correctional Facility, located in Tutwiler, Mississippi, under a temporary emergency agreement to provide the state of Alabama immediate relief of its overcrowded prison system. The facility began receiving inmates in July 2003. Prior to receiving inmates from the state of Alabama, this facility was substantially idle. During January 2004, we received notice from the Alabama Department of Corrections that it would withdraw its inmates housed at the facility. The Alabama Department of Corrections took custody of all of the inmates previously housed at the facility during the first quarter of 2004. Based on the terms of the short-term contract, Alabama compensated us at a guaranteed rate of 95% occupancy of the facility through March 11, 2004.

Fixed expenses per compensated man-day for our owned and managed facilities decreased from $29.62 during 2002 to $29.34 during 2003. The aforementioned increase in fixed operating expense for salaries and benefits and insurance across the portfolio of facilities we manage, was partially offset by decreases in property tax expenses of $2.4 million for 2003, compared with 2002, or a decrease of $0.35 per compensated man-day. The decrease in property tax expense was primarily as the result of a successful settlement during the third quarter of 2003 of a property tax dispute at our Northeast Ohio Correctional Center. Further, as our occupancy levels increase, we are able to provide the same quality of services without proportionately increasing our staffing levels, resulting in reductions to our fixed expenses per compensation man-day.
Variable expenses per compensated man-day for our owned and managed facilities decreased from $11.34 during 2002 to $10.13 for 2003. The aforementioned decrease in variable expenses for reduced food and medical expenses across the portfolio of facilities we manage was net of an increase in variable expenses for an increase in litigation expenses during 2003 compared with 2002 of $4.9 million, or $0.34 per compensated man-day, at certain of our owned facilities for legal proceedings in which we are involved. The amount of the increase was also due to the settlement during the first quarter of 2002 of a number of outstanding legal matters for amounts less than reserves previously established for such matters, which resulted in a reversal of litigation expenses during the first quarter of 2002 of $1.3 million.
Managed-Only Facilities
During the fourth quarter of 2001, we committed to a plan to terminate a management contract at the Southwest Indiana Regional Youth Village, a 188-bed juvenile facility located in Vincennes, Indiana. During the first quarter of 2002, we entered into a mutual agreement with Children and Family Services Corporation, or CFSC, to terminate our management contract at the facility, effective April 1, 2002, prior to the contract’s expiration date in 2004. In connection with the mutual agreement to terminate the management contract, CFSC also paid in full an outstanding note receivable totaling $0.7 million, which was previously considered uncollectible and was fully reserved.
On June 28, 2002, we received notice from the Mississippi Department of Corrections terminating our contract to manage the 1,016-bed Delta Correctional Facility located in Greenwood, Mississippi, due to the non-appropriation of funds. We ceased operations of the facility during October 2002. However, the state of Mississippi agreed to expand our management contract at the Wilkinson County Correctional Facility located in Woodville, Mississippi to accommodate an additional 100 inmates. As a result, the results of operations of the Delta Correctional Facility are not reported in discontinued operations. Total management and other revenue at Delta Correctional Facility was $6.3 million during the year ended December 31, 2002, while we incurred $7.1 million in operating expenses during the same period.
During July 2002, we renewed our contract with Tulsa County, Oklahoma for the management of inmates at the David L. Moss Criminal Justice Center. The contract renewal included an increase in the per-diem rate, and also shifted to Tulsa County the burden of certain utility expenses, resulting in a modest improvement in profitability for the management of this facility during the year ended December 31, 2003, compared with 2002.
General and administrative expense
For the years ended December 31, 2003 and 2002, general and administrative expenses totaled $40.5 million and $36.9 million, respectively. General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses, and increased from 2002 primarily due to an increase in salaries and benefits, combined with an increase in professional services, during 2003 compared with 2002. These increases were net of a decrease of $4.0 million incurred in 2002 in connection with the implementation of tax strategies to maximize opportunities created by a settlement with the IRS with respect to our predecessor’s 1997 federal income tax return combined with a change in tax law in March 2002.
Interest expense, net
Interest expense was reported net of interest income for the years ended December 31, 2003 and 2002. Gross interest expense was $78.0 million and $91.8 million, respectively, for the years ended December 31, 2003 and 2002. Gross interest expense is based on outstanding indebtedness, net settlements on certain derivative instruments, and amortization of loan costs and unused credit facility fees. The decrease in gross interest expense from the prior year was primarily attributable to the refinancing of our senior indebtedness completed on May 3, 2002, which resulted in a decrease in the interest rate spread on our senior bank credit facility and the redemption of a substantial portion of our 12% senior notes. Further, the recapitalization and refinancing transactions completed during the second and third quarters of 2003 resulted in the elimination of the regular and contingent interest associated with $40.0 million of convertible subordinated notes, a further reduction in the interest rate spread on the term portion of our senior bank credit facility, a reduction in the interest rate on our $30.0 million convertible subordinated notes, and the repayment of the remaining balance of our 12% senior notes, partially offset by additional borrowings used to repurchase and redeem a substantial portion of our preferred stock. Interest expense also decreased due to the termination of an interest rate swap agreement, lower amortization of loan costs, and a lower interest rate environment.
Gross interest income was $3.6 million and $4.4 million, respectively, for the years ended December 31, 2003 and 2002. Gross interest income is earned on cash collateral requirements, a direct financing lease, notes receivable and investments of cash and cash equivalents.
Expenses associated with debt refinancing and recapitalization transactions
For the years ended December 31, 2003 and 2002, expenses associated with debt refinancing and recapitalization transactions were $6.7 million and $36.7 million, respectively. Charges during the third quarter of 2003 primarily resulted from the write-off of existing deferred loan costs associated with the repayment of the term loan portion of our senior bank credit facility made with proceeds from the issuance of the $200.0 million 7.5% senior notes, premiums paid to defease the remaining outstanding 12% senior notes, and certain fees paid to amend the term portion of our senior bank credit facility. Charges during the second quarter of 2003 included expenses associated with the tender offer for our series B preferred stock, the redemption of our series A preferred stock, and the write-off of existing deferred loan costs associated with the repayment of the term loan portions of our senior bank credit facility made with proceeds from the common stock and note offerings, a tender premium paid to the holders of the 12% senior notes who tendered their notes to us at a price of 120% of par, and fees associated with the modifications to the terms of the $30.0 million of convertible subordinated notes.
As a result of the early extinguishment of our old senior bank credit facility and the redemption of substantially all of the 12% senior notes in May 2002, we recorded charges of $36.7 million during the second quarter of 2002, which included the write-off of existing deferred loan costs, certain bank fees paid, premiums paid to redeem the 12% senior notes, and certain other costs associated with the refinancing.
Change in fair value of derivative instruments
On May 16, 2003, 0.3 million shares of common stock were issued, along with a $2.9 million subordinated promissory note, in connection with the final settlement of the state court portion of our stockholder litigation settlement. Under the terms of the promissory note, the note and accrued interest were extinguished in June 2003 once the average closing price of our common stock exceeded a “termination price” equal to $16.30 per share for fifteen consecutive trading days following the note’s issuance. The terms of the note, which allowed the principal balance to fluctuate dependent on the trading price of our common stock, created a derivative instrument that was valued and accounted for under the provisions of SFAS 133. Since we had previously reflected the maximum obligation of the contingency associated with the state portion of the stockholder litigation on the balance sheet, the extinguishment of the note in June 2003 resulted in a $2.9 million non-cash gain during the second quarter of 2003.
Income tax benefit
During the years ended December 31, 2003 and 2002, our financial statements reflected income tax benefits of $52.4 million and $63.3 million, respectively. The income tax benefit during the year ended December 31, 2003 was primarily the result of our reversal of substantially all of the valuation allowance previously established for our deferred tax assets.
Deferred income taxes reflect the available net operating losses and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including our past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of our deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. During the years ended December 31, 2003 and 2002, we provided a valuation allowance to substantially reserve our deferred tax assets in accordance with SFAS 109. As a result, our financial statements did not reflect a provision for income taxes other than for certain state taxes. However, at December 31, 2003, we concluded that it was more likely than not that substantially all of our deferred tax assets would be realized. As a result, in accordance with SFAS 109, the valuation allowance applied to such deferred tax assets was reversed.
The removal of the valuation allowance resulted in a significant non-cash reduction in income tax expense during the fourth quarter of 2003. Accordingly, beginning with the first quarter of 2004, our financial statements reflect a provision for income taxes at the applicable federal and state tax rates on income before taxes.
The income tax benefit during the year ended December 31, 2002, primarily resulted from the “Job Creation and Worker Assistance Act of 2002,” which was signed into law on March 9, 2002. Among other changes, the tax law extended the net operating loss carryback period to five years from two years for net operating losses arising in tax years ending in 2001 and 2002, and allows use of net operating loss carrybacks and carryforwards to offset 100% of the alternative minimum tax. We experienced net operating losses during 2001 resulting primarily from the sale of assets at prices below the tax basis of such assets. Under terms of the new law, we utilized certain of these net operating losses to offset taxable income generated in 1997 and 1996. As a result of this tax law change in 2002, we reported an income tax benefit and claimed a refund of $32.2 million during the first quarter of 2002, which was received in April 2002.
On October 24, 2002, we entered into a definitive settlement with the IRS in connection with the IRS’s audit of our predecessor’s 1997 federal income tax return. Under the terms of the settlement, in consideration for the IRS’s final determinations with respect to the 1997 tax year, in December 2002 we paid $52.2 million in cash to satisfy federal and state taxes and interest.
Due to the change in tax law in March 2002, the settlement created an opportunity to utilize any 2002 tax losses to claim a refund of a portion of the taxes paid. We experienced tax losses during 2002 primarily resulting from a cumulative effect of accounting change in depreciable lives of property and equipment for tax purposes. Under terms of the new law, we utilized our net operating losses to offset taxable income generated in 1997, which was increased substantially in connection with the settlement with the IRS. As a result of the tax law change in 2002, combined with the adoption of an accounting change in the depreciable lives of certain tax assets, as of December 31, 2002 we claimed an income tax refund of $32.1 million, which was received during the second quarter of 2003.
The cumulative effect of accounting change in tax depreciation resulted in the establishment of a significant deferred tax liability for the tax effect of the book over tax basis of certain assets in 2002. The creation of such a deferred tax liability, and the significant improvement in our tax position since the original valuation allowance was established to reserve our deferred tax assets, resulted in the reduction of the valuation allowance, generating an income tax benefit of $30.3 million during the fourth quarter of 2002, as we determined that substantially all of these deferred tax liabilities would be utilized to offset the reversal of deferred tax assets during the net operating loss carryforward periods.
Discontinued Operations
In late 2001 and early 2002, we were provided notice from the Commonwealth of Puerto Rico of its intention to terminate the management contracts at the 500-bed multi-security Ponce Young Adult Correctional Facility and the 1,000-bed medium security Ponce Adult Correctional Facility, located in Ponce, Puerto Rico, upon the expiration of the management contracts in February 2002. Attempts to negotiate continued operation of these facilities were unsuccessful. As a result, the transition period to transfer operation of the facilities to the Commonwealth of Puerto Rico ended May 4, 2002, at which time operation of the facilities was transferred to the Commonwealth of Puerto Rico. During the year ended December 31, 2002, these facilities generated total revenue of $7.9 million and incurred total operating expenses of $7.4 million. We recorded a non-cash charge of $1.8 million during the second quarter of 2002 for the write-off of the carrying value of assets associated with the terminated management contracts.
During the fourth quarter of 2001, we obtained an extension of our management contract with the Commonwealth of Puerto Rico for the operation of the 1,000-bed Guayama Correctional Center located in Guayama, Puerto Rico, through December 2006. However, on May 7, 2002, we received notice from the Commonwealth of Puerto Rico terminating our contract to manage this facility, which occurred on August 6, 2002. During the year ended December 31, 2002, this facility generated total revenue of $12.3 million and incurred total operating expenses of $9.9 million.
On June 28, 2002, we sold our interest in a juvenile facility located in Dallas, Texas for $4.3 million. The facility, which was designed to accommodate 900 at-risk juveniles, was leased to an independent third party operator pursuant to a lease expiring in 2008. Net proceeds from the sale were used for working capital purposes. This facility generated rental income of $0.4 million during the year ended December 31, 2002.
During the fourth quarter of 2002, we were notified by the state of Florida of its intention to not renew our contract to manage the 96-bed Okeechobee Juvenile Offender Correctional Center located in Okeechobee, Florida, upon the expiration of a short-term extension to the existing management contract, which expired in December 2002. Upon expiration, which occurred March 1, 2003, the operation of the facility was transferred to the state of Florida. During the years ended December 31, 2003 and 2002, the facility generated total revenue of $0.8 million and $4.8 million, respectively, and incurred total operating expenses of $0.7 million and $4.0 million, respectively. Additionally, the expiration of the contract resulted in the impairment of goodwill previously recorded in connection with this facility, which totaled $0.3 million, during the first quarter of 2003.
On March 18, 2003, we were notified by the Department of Corrections of the Commonwealth of Virginia of its intention to not renew our contract to manage the 1,500-bed Lawrenceville Correctional Center located in Lawrenceville, Virginia, upon the expiration of the contract. Accordingly, we terminated our operation of the facility on March 22, 2003 in connection with the expiration of the contract. During the years ended December 31, 2003 and 2002, the facility generated total revenue of $4.6 million and $20.3 million, respectively, and incurred total operating expenses of $5.3 million and $18.8 million, respectively.

Additionally, the expiration of the contract resulted in the impairment of goodwill previously recorded in connection with this facility, which totaled $0.3 million, during the first quarter of 2003.
Due to operating losses incurred at the Southern Nevada Women’s Correctional Center, we elected to not renew our contract to manage the facility upon the expiration of the contract. Accordingly, we transferred operation of the facility to the Nevada Department of Corrections on October 1, 2004. During 2003 and 2002, the facility generated total revenue of $7.5 million and $8.3 million, respectively, and incurred total operating expenses of $8.8 and $8.7 million, respectively.
During March 2005, we received notification from the Tulsa County Commission in Oklahoma that, as a result of a contract bidding process, the County elected to have the Tulsa County Sheriff’s Office manage the 1,440-bed David L. Moss Criminal Justice Center, located in Tulsa. Our contract expired on June 30, 2005. Accordingly, we transferred operation of the facility to the Tulsa County Sheriff’s Office on July 1, 2005. During 2003 and 2002, the facility generated total revenue of $21.6 million and $19.3 million, respectively, and incurred total operating expenses of $18.7 million and $18.4 million, respectively.
During 2003, additional depreciation and amortization and income tax benefit totaled $0.5 million and $0.9 million, respectively, for these facilities. During 2002, additional amortization income, net interest income, and income tax expense totaled $0.8 million, $0.5 million, and $0.6 million, respectively, for these facilities.
Distributions to preferred stockholders
For the years ended December 31, 2003 and 2002, distributions to preferred stockholders totaled $15.3 million and $21.0 million, respectively, and decreased as the result of the redemption of a substantial portion of our outstanding series A preferred stock and tender offer for our series B preferred stock.
LIQUIDITY AND CAPITAL RESOURCES
Our principal capital requirements are for working capital, capital expenditures and debt service payments. Capital requirements may also include cash expenditures associated with our outstanding commitments and contingencies, as further discussed in the notes to our financial statements. Additionally, we may incur capital expenditures to expand the design capacity of certain of our facilities in order to retain management contracts, and to increase our inmate bed capacity for anticipated demand from current and future customers. We may acquire additional correctional facilities that we believe have favorable investment returns and increase value to our stockholders. We will also consider opportunities for growth, including potential acquisitions of businesses within our line of business and those that provide complementary services, provided we believe such opportunities will broaden our market share and/or increase the services we can provide to our customers.
On September 10, 2003, we announced an expansion of 594 beds at the Crowley County Correctional Facility located in Olney Springs, Colorado, a facility we acquired in January 2003. The cost of the expansion was approximately $23.3 million and was completed during the fourth quarter of 2004. This expansion was undertaken in anticipation of increasing demand from the states of Colorado and Wyoming. We also announced on September 10, 2003, our intention to complete construction of the Stewart County Correctional Facility located in Stewart County, Georgia. The cost to complete the Stewart facility was approximately $28.6 million. Construction was completed during the fourth quarter of 2005. Construction on the 1,524-bed Stewart County Correctional Facility began in August 1999 and was suspended in May 2000. Our decision to complete construction of this facility was based on anticipated demand from several government customers having a need for inmate bed capacity in the Southeast region of the country. However, we can provide no assurance that we will be successful in utilizing the increased bed capacity resulting from these projects. Additionally, in October 2003, we announced the signing of a new contract with ICE for up to 905 detainees at our Houston Processing Center located in Houston, Texas. We also announced our intention to expand the facility by 494 beds from its current 411 beds to 905 beds. The cost of the expansion was approximately $28.2 million, which was substantially completed during the first quarter of 2005. This expansion was undertaken in order to accommodate additional detainee populations that were anticipated as a result of this contract, which contains a guarantee that ICE will utilize 679 beds upon completion of the expansion.
During January 2004, we announced the expansion of the Florence Correctional Center located in Florence, Arizona by 224 beds. The cost of the expansion was approximately $7.0 million and was completed during the fourth quarter of 2004. The Florence Correctional Center now has a total design capacity of 1,824 beds. The facility currently houses federal inmates as well as inmates from various state and local agencies. The expansion was undertaken in anticipation of increasing demand from federal customers. During January 2004, we also announced a new contract with the USMS to manage up to 800 inmates at our Leavenworth Detention Center located in Leavenworth, Kansas. To fulfill the requirements of this contract, we expanded this facility by 284 beds from a design capacity of 483 beds to 767 beds. The new contract provides a guarantee that the USMS will utilize 400 beds. The cost to expand the facility was approximately $11.1 million and was completed in the fourth quarter of 2004.
On February 1, 2005, we commenced construction of the Red Rock Correctional Center, a new 1,596-bed correctional facility located in Eloy, Arizona. The facility is expected to cost approximately $81.5 million, and is slated for completion during the second quarter of 2006. The capacity at the new facility is intended primarily for our existing customers.
We may also pursue additional expansion opportunities to satisfy the needs of an existing or potential customer or when the economics of an expansion are compelling.
Additionally, we believe investments in technology can enable us to operate safe and secure facilities with more efficient, highly skilled and better-trained staff, and to reduce turnover through the deployment of innovative technologies, many of which are unique and new to the corrections industry. These investments in technology are expected to provide long-term benefits enabling us to provide enhanced quality service to our customers while creating scalable operating efficiencies.
We expect to fund our capital expenditure requirements including completion of construction of the Red Rock Correctional Center, as well as our information technology expenditures, working capital, and debt service requirements, with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility.
During the years ended December 31, 2004, 2003, and 2002, we were not required to pay income taxes, other than primarily for the alternative minimum tax and certain state taxes, due to the utilization of existing net operating loss carryforwards to offset our taxable income.
During 2003, the Internal Revenue Service completed its field audit of our 2001 federal income tax return. During the fourth quarter of 2004, the 2001 audit results underwent a review by the Joint Committee on Taxation. Based on that review, the IRS adjusted the carryback claims we filed on our 2001 and 2002 federal income tax returns, requiring us to repay approximately $16.3 million of refunds we received during 2002 and 2003 as a result of tax law changes provided by the “Job Creation and Worker Assistance Act of 2002.” A portion of our tax loss was deemed not to be available for carryback to 1997 and 1996 due to our restructuring that occurred between 1997 and 2001. However, we will carry this tax loss forward to offset future taxable income. While the adjustment did not result in a loss of deductions claimed, we were obligated to repay the amount of the adjusted refund, plus interest of approximately $2.9 million, or $1.7 million after taxes through December 31, 2004. These obligations were accrued in our consolidated financial statements as of December 31, 2004, and were paid during the first quarter of 2005.
The repayment of the refund adjusted by the IRS resulted in an increase in the amount of deferred tax assets reflected on our balance sheet for the incremental net operating losses made available to offset taxable income in the future. The increase in our net operating loss carryforwards resulting from the repayment effectively extends the date in which our net operating loss carryforwards are fully utilized. We currently expect to fully utilize our remaining federal net operating losses during 2006.
As of December 31, 2004, our liquidity was provided by cash on hand of $50.9 million, investments of $8.7 million, and $88.3 million available under our $125.0 million revolving credit facility. During the year ended December 31, 2004 and 2003, we generated $126.0 million and $202.8 million, respectively, in cash through operating activities, and as of December 31, 2004 and 2003, we had net working capital of $130.0 million and $133.6 million, respectively. We currently expect to be able to meet our cash expenditure requirements for the next year utilizing these resources. In addition, we have an effective “shelf” registration statement under which we may issue up to approximately $280.0 million in equity or debt securities, preferred stock and warrants. The “shelf” registration statement provides us with the flexibility to issue additional equity or debt securities, preferred stock, and warrants from time to time when we determine that market conditions and the opportunity to utilize the proceeds from the issuance of such securities are favorable.
Operating Activities
Our net cash provided by operating activities for the year ended December 31, 2004 was $126.0 million, compared with $202.8 million for the same period in the prior year and $101.4 million in 2002. Cash provided by operating activities represents the year to date net income or loss plus depreciation and amortization, changes in various components of working capital, and adjustments for various non-cash charges, including primarily deferred income taxes.
The decrease in cash provided by operating activities for the year ended December 31, 2004 was due to the receipt of income tax refunds totaling $33.7 million during 2003 as well as the refinancing of our outstanding preferred stock with long-term debt. Distributions on preferred stock are included in financing activities while interest on outstanding indebtedness is included in operating activities on the statement of cash flows. Negative fluctuations in working capital during 2004 compared with 2003 also contributed to the decrease in cash provided by operating activities. Cash paid of $15.5 million in connection with the recapitalization during May 2003 for contingent interest on the $40.0 million convertible subordinated notes that had accrued but remained unpaid since June 2000 in accordance with the terms of such notes, was offset by the collection during 2003, of $13.5 million from the Commonwealth of Puerto Rico as final payment for all outstanding balances owed from three facilities we formerly managed.
Investing Activities
Our cash flow used in investing activities was $116.2 million for the year ended December 31, 2004, and was primarily attributable to capital expenditures during the year of $128.0 million, including $80.5 million for acquisition and development activities and $47.5 million for other capital expenditures. Capital expenditures for acquisition and development activities of $80.5 million during 2004 included various facility expansion projects previously discussed herein. Our cash flow used in investing activities was $93.5 million for the year ended December 31, 2003, and was primarily attributable to capital expenditures during the year of $92.2 million, including $56.7 million for acquisition and development activities and $35.5 million for other capital expenditures. Capital expenditures for acquisition and development activities of $56.7 million during 2003 included capital expenditures of $47.5 million in connection with the purchase of the Crowley County Correctional Facility. Expenditures for other capital improvements included an increase in our investments in numerous technology initiatives. In addition, during 2003 cash was used to fund restricted cash for a capital improvements, replacements, and repairs reserve totaling $5.6 million for our San Diego Correctional Facility.

Financing Activities
Our cash flow used in financing activities was $29.5 million for 2004 and was primarily attributable to the redemption of the remaining 0.3 million shares of series A preferred stock during March 2004, which totaled $7.5 million, and the redemption of the remaining 1.0 million shares of series B preferred stock during the second quarter of 2004, which totaled $23.5 million.
Our cash flow used in financing activities was $83.7 million for the year ended December 31, 2003. During January 2003, we financed the purchase of the Crowley County Correctional Facility through $30.0 million in borrowings under our senior bank credit facility pursuant to an expansion of a then-existing term portion of the credit facility. During May 2003, we completed the recapitalization transactions, which included the sale and issuance of $250.0 million of 7.5% senior notes and 6.4 million shares of common stock for $124.8 million. The proceeds received from the sale and issuance of the senior notes and the common stock were largely offset by the redemption of $192.0 million of our series A preferred stock and our series B preferred stock; the prepayment of $132.0 million on the term loan portions of the senior bank credit facility with proceeds from the recapitalization, cash on hand, and an income tax refund; the prepayment of $7.6 million aggregate principal of our 12% senior notes; the repurchase and subsequent retirement of 3.4 million shares of common stock for $65.6 million; and the payment of $10.8 million in costs primarily associated with the recapitalization transactions and prepayment of the 12% senior notes. During August 2003, we completed the sale and issuance of $200.0 million of 7.5% senior notes at a price of 101.125% of the principal amount of the notes, resulting in a premium of $2.25 million. The proceeds received from the sale and issuance of the senior notes were offset by the prepayment of $240.3 million on the term loan portion of the senior bank credit facility. We paid $7.7 million in costs primarily associated with the debt refinancing transactions during the third quarter of 2003. We also paid $7.4 million in scheduled principal repayments during 2003, and cash dividends of $12.7 million on our preferred stock, including a tender premium of $5.8 million in connection with the completion of the tender offer for our series B preferred stock.
Contractual Obligations
The following schedule summarizes our contractual obligations by the indicated period as of December 31, 2004 (in thousands):

	Payments Due By Year Ended December 31,
	2005	2006	2007	2008	2009	Thereafter	Total
Long-term debt	$2,890	$2,847	$228,708	$66,011	$250,000	$450,000	$1,000,456
Houston Processing Center expansion	3,672	—	—	—	—	—	3,672
Operating leases	267	—	—	—	—	—	267

Total Contractual Cash Obligations	$6,829	$2,847	$228,708	$66,011	$250,000	$450,000	$1,004,395

The cash obligations in the table above do not include future cash obligations for interest associated with our outstanding indebtedness. During 2004, we paid $71.4 million in interest, including capitalized interest. We had $36.7 million of letters of credit outstanding at December 31, 2004 primarily to support our requirement to repay fees and claims under our workers’ compensation plan in the event we do not repay the fees and claims due in accordance with the terms of the plan. The letters of credit are renewable annually. We did not have any draws under any outstanding letters of credit during 2004, 2003, or 2002.
Recent Accounting Pronouncements
In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51,” or FIN 46. FIN 46 clarifies the application of

Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or in which equity investors do not bear the residual economic risks. FIN 46 is effective for all entities other than special purpose entities no later than the end of the first period that ends after March 15, 2004. We have no investments in special purpose entities. We adopted FIN 46 effective January 1, 2004.
We have determined that our joint venture, Agecroft Prison Management, Ltd., or APM, is a variable interest entity (“VIE”), of which we are not the primary beneficiary. APM has a management contract for a correctional facility located in Salford, England. All gains and losses under the joint venture are accounted for using the equity method of accounting. During 2000, we extended a working capital loan to APM, which totaled $6.5 million, including accrued interest, as of December 31, 2004. The outstanding working capital loan represents our maximum exposure to loss in connection with APM. APM has not been, and in accordance with FIN 46 will not be, consolidated with our financial statements.
In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” or SFAS 123R, which is a revision of SFAS 123, “Accounting for Stock-Based Compensation.” SFAS 123R supersedes APB Opinion No. 25 and amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
In accordance with the SEC’s April 2005 ruling, SFAS 123R must be adopted for annual periods that begin after June 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt SFAS 123R on January 1, 2006.
SFAS 123R permits public companies to adopt its requirements using one of two methods:
1.	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.
2.	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for (a) all prior periods presented or (b) prior interim periods of the year of adoption.
We currently expect to adopt the modified prospective method.
As permitted by SFAS 123, we currently account for share-based payments to employees using APB 25’s intrinsic value method and, as such, recognize no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123R’s fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in the footnote, “Accounting for Stock-Based Compensation”, in our Notes to Consolidated Financial Statements. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.

Inflation
We do not believe that inflation has had or will have a direct adverse effect on our operations. Many of our management contracts include provisions for inflationary indexing, which mitigates an adverse impact of inflation on net income. However, a substantial increase in personnel costs, workers’ compensation or food and medical expenses could have an adverse impact on our results of operations in the future to the extent that these expenses increase at a faster pace than the per diem or fixed rates we receive for our management services.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
Our primary market risk exposure is to changes in U.S. interest rates. We are exposed to market risk related to our senior bank credit facility, which had an outstanding balance of $270.1 million as of December 31, 2004. The interest on our senior bank credit facility is subject to fluctuations in the market. If the interest rate for our outstanding indebtedness under the senior bank credit facility was 100 basis points higher or lower during the years ended December 31, 2004, 2003, and 2002, our interest expense, net of amounts capitalized, would have been increased or decreased by approximately $2.8 million, $4.8 million and $5.9 million, respectively.
As of December 31, 2004, we had outstanding $250.0 million of senior notes with a fixed interest rate of 9.875%, $450.0 million of senior notes with a fixed rate of 7.5%, and $30.0 million of convertible subordinated notes with a fixed interest rate of 4.0%. Because the interest rates with respect to these instruments are fixed, a hypothetical 100 basis point increase or decrease in market interest rates would not have a material impact on our financial statements.
In order to satisfy a requirement of the senior bank credit facility we purchased an interest rate cap agreement, capping LIBOR at 5.0% (prior to the applicable spread) on outstanding balances of $200.0 million through the expiration of the cap agreement on May 20, 2004, for a price of $1.0 million. We do not currently intend to enter into any additional interest rate protection agreements in the short term.
We may, from time to time, invest our cash in a variety of short-term financial instruments. These instruments generally consist of highly liquid investments with original maturities at the date of purchase of three months or less. While these investments are subject to interest rate risk and will decline in value if market interest rates increase, a hypothetical 100 basis point increase or decrease in market interest rates would not materially affect the value of these instruments.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders of
Corrections Corporation of America
We have audited the accompanying consolidated balance sheets of Corrections Corporation of America and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corrections Corporation of America and Subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangibles in 2002.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Corrections Corporation of America’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2005 (not provided herein) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Ernst & Young LLP
Nashville, Tennessee
March 4, 2005, except for Note 14,
as to which the date is January 17, 2006

CONSOLIDATED BALANCE SHEETS
CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,
ASSETS	2004	2003
Cash and cash equivalents	$50,938	$70,705
Restricted cash	12,965	12,823
Investments	8,686	13,526
Accounts receivable, net of allowance of $1,380 and $1,999, respectively	154,288	133,249
Deferred tax assets	56,410	50,473
Prepaid expenses and other current assets	16,636	8,026
Current assets of discontinued operations	2,365	4,376

Total current assets	302,288	293,178

Property and equipment, net	1,659,858	1,586,739

Investment in direct financing lease	17,073	17,751
Goodwill	15,563	15,563
Deferred tax assets	—	6,739
Other assets	28,144	38,818
Non-current assets of discontinued operations	152	240

Total assets	$2,023,078	$1,959,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$144,815	$153,822
Income taxes payable	22,207	913
Distributions payable	—	150
Current portion of long-term debt	3,182	1,146
Current liabilities of discontinued operations	2,061	3,595

Total current liabilities	172,265	159,626

Long-term debt, net of current portion	999,113	1,002,282
Deferred tax liabilities	14,132	—
Other liabilities	21,574	21,655

Total liabilities	1,207,084	1,183,563

Commitments and contingencies

Preferred stock — $0.01 par value; 50,000 shares authorized:
Series A — 300 shares issued and outstanding at December 31, 2003 stated at liquidation preference of $25.00 per share	—	7,500
Series B — 962 shares issued and outstanding at December 31, 2003 stated at liquidation preference of $24.46 per share	—	23,528
Common stock — $0.01 par value; 80,000 shares authorized; 35,415 and 35,020 shares issued and outstanding at December 31, 2004 and 2003, respectively	354	350
Additional paid-in capital	1,451,885	1,441,742
Deferred compensation	(1,736)	(1,479)
Retained deficit	(634,509)	(695,590)
Accumulated other comprehensive loss	—	(586)

Total stockholders’ equity	815,994	775,465

Total liabilities and stockholders’ equity	$2,023,078	$1,959,028

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the Years Ended December 31,
	2004	2003	2002
REVENUE:
Management and other	$1,122,542	$1,003,865	$906,556
Rental	3,845	3,742	3,701

	1,126,387	1,007,607	910,257

EXPENSES:
Operating	850,366	747,800	694,372
General and administrative	48,186	40,467	36,907
Depreciation and amortization	54,445	52,884	53,417

	952,997	841,151	784,696

OPERATING INCOME	173,390	166,456	125,561

OTHER (INCOME) EXPENSE:
Interest expense, net	69,177	74,446	87,393
Expenses associated with debt refinancing and recapitalization transactions	101	6,687	36,670
Change in fair value of derivative instruments	—	(2,900)	(2,206)
Other (income) expense	943	(414)	(359)

	70,221	77,819	121,498

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	103,169	88,637	4,063

Income tax (expense) benefit	(41,514)	52,352	63,284

INCOME FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	61,655	140,989	67,347

Income from discontinued operations, net of taxes	888	794	5,013
Cumulative effect of accounting change	—	—	(80,276)

NET INCOME (LOSS)	62,543	141,783	(7,916)

Distributions to preferred stockholders	(1,462)	(15,262)	(20,959)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$61,081	$126,521	$(28,875)

BASIC EARNINGS (LOSS) PER SHARE:
Income from continuing operations before cumulative effect of accounting change	$1.71	$3.90	$1.68
Income from discontinued operations, net of taxes	0.03	0 .02	0.18
Cumulative effect of accounting change	—	—	(2.90)

Net income (loss) available to common stockholders	$1.74	$3.92	$(1.04)

DILUTED EARNINGS (LOSS) PER SHARE:
Income from continuing operations before cumulative effect of accounting change	$1.53	$3.42	$1.51
Income from discontinued operations, net of taxes	0.02	0.02	0.16
Cumulative effect of accounting change	—	—	(2.49)

Net income (loss) available to common stockholders	$1.55	$3.44	$(0.82)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$62,543	$141,783	$(7,916)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	54,574	54,011	54,388
Amortization of debt issuance costs and other non-cash interest	6,750	7,505	11,816
Cumulative effect of accounting change	—	—	80,276
Expenses associated with debt refinancing and recapitalization transactions	101	6,687	36,670
Deferred income taxes	14,934	(52,725)	646
Other (income) expense	807	(675)	(469)
Other non-cash items	2,369	2,259	2,455
Income tax benefit of equity compensation	3,683	2,643	—
(Gain) loss on disposals of assets	(24)	266	130
Change in fair value of derivative instruments	—	(2,900)	(2,206)
Changes in assets and liabilities, net:
Accounts receivable, prepaid expenses and other assets	(28,654)	2,892	7,706
Income taxes receivable	—	32,499	(32,141)
Accounts payable, accrued expenses and other liabilities	(12,396)	12,294	5,405
Income taxes payable	21,294	(3,692)	(55,371)

Net cash provided by operating activities	125,981	202,847	101,389

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for acquisitions and development	(80,548)	(56,673)	(4,843)
Expenditures for other capital improvements	(47,480)	(35,522)	(12,254)
Proceeds from sale of investments	5,000	7,000	—
Purchases of investments	(160)	(230)	(20,296)
(Increase) decrease in restricted cash	(66)	(5,460)	5,174
Proceeds from sale of assets	179	487	4,595
(Increase) decrease in other assets	6,257	(4,099)	(3,199)
Purchase of business	—	—	(321)
Payments received on direct financing leases and notes receivable	601	986	1,175

Net cash used in investing activities	(116,217)	(93,511)	(29,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	482,250	890,000
Scheduled principal repayments	(843)	(7,394)	(17,764)
Other principal repayments	—	(387,266)	(878,938)
Payment of debt issuance and other refinancing and related costs	(993)	(18,579)	(37,478)
Proceeds from issuance of common stock	—	124,800	—
Payment of stock issuance costs	—	(7,674)	(21)
Proceeds from exercise of stock options and warrants	4,945	1,276	433
Purchase and retirement of common stock	—	(66,464)	—
Purchase and redemption of preferred stock	(31,028)	(191,984)	(354)
Payment of dividends	(1,612)	(12,706)	(19,648)
Payment to terminate interest rate swap agreement	—	—	(8,847)

Net cash used in financing activities	(29,531)	(83,741)	(72,617)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(19,767)	25,595	(1,197)

CASH AND CASH EQUIVALENTS, beginning of year	70,705	45,110	46,307

CASH AND CASH EQUIVALENTS, end of year	$50,938	$70,705	$45,110

(Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS
CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Continued)

	For the Years Ended December 31,
	2004	2003	2002
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amounts capitalized of $5,839 and $900 in 2004 and 2003, respectively)	$65,592	$79,068	$73,067

Income taxes	$3,511	$2,183	$56,396

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Convertible subordinated notes were converted to common stock:
Long-term debt	$—	$(40,000)	$(1,114)
Common stock	—	34	1
Additional paid-in capital	—	39,512	1,113
Other assets	—	454	—

	$—	$—	$—

The Company acquired a business for debt and cash:
Accounts receivable	$—	$—	$(177)
Prepaid expenses and other current assets	—	—	(21)
Property and equipment, net	—	—	(20)
Other assets	—	—	(578)
Accounts payable and accrued expenses	—	—	300
Debt	—	—	175

	$—	$—	$(321)

The Company issued shares of common stock and a promissory note payable in satisfaction of stockholder litigation:
Accounts payable and accrued expenses	$—	$(5,998)	$—
Long-term debt	—	2,900	—
Common stock	—	3	—
Additional paid-in capital	—	3,051	—
Other assets	—	44	—

	$—	$—	$—

The Company issued Series B Preferred Stock in lieu of cash distributions to the holders of shares of Series B Preferred Stock on the applicable record date:
Distributions payable	$—	$(7,736)	$(11,834)
Preferred stock — Series B	—	7,736	11,834

	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(in thousands)

								Accumulated
	Series A	Series B		Additional		Retained		Other	Total
	Preferred	Preferred	Common	Paid-In	Deferred	Earnings	Treasury	Comprehensive	Stockholders'
	Stock	Stock	Stock	Capital	Compensation	(Deficit)	Stock	Income (Loss)	Equity
BALANCE, December 31, 2001	$107,500	$96,566	$279	$1,341,958	$(3,153)	$(793,236)	$(242)	$(2,511)	$747,161

Comprehensive income (loss):
Net loss	—	—	—	—	—	(7,916)	—	—	(7,916)
Change in fair value of interest rate cap, net of tax	—	—	—	—	—	—	—	(964)	(964)
Amortization of transition adjustment, net of tax	—	—	—	—	—	—	—	2,511	2,511

Total comprehensive loss	—	—	—	—	—	(7,916)	—	1,547	(6,369)

Distributions to preferred stockholders	—	11,834	—	—	—	(20,959)	—	—	(9,125)
Conversion of subordinated notes	—	—	1	1,113	—	—	—	—	1,114
Amortization of deferred compensation, net of forfeitures	—	(167)	—	(223)	1,549	—	—	—	1,159
Stock issuance costs	—	—	—	(21)	—	—	—	—	(21)
Stock options exercised	—	—	—	433	—	—	—	—	433
Retirement of treasury stock	—	—	—	(242)	—	—	242	—	—
Retirement of series B preferred stock	—	(402)	—	48	—	—	—	—	(354)

BALANCE, December 31, 2002	$107,500	$107,831	$280	$1,343,066	$(1,604)	$(822,111)	$—	$(964)	$733,998

(Continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
(in thousands)
(Continued)

								Accumulated
	Series A	Series B		Additional		Retained		Other	Total
	Preferred	Preferred	Common	Paid-In	Deferred	Earnings	Treasury	Comprehensive	Stockholders'
	Stock	Stock	Stock	Capital	Compensation	(Deficit)	Stock	Income (Loss)	Equity
BALANCE, December 31, 2002	$107,500	$107,831	$280	$1,343,066	$(1,604)	$(822,111)	$—	$(964)	$733,998

Comprehensive income:
Net income	—	—	—	—	—	141,783	—	—	141,783
Change in fair value of interest rate cap, net of tax	—	—	—	—	—	—	—	378	378

Total comprehensive income	—	—	—	—	—	141,783	—	378	142,161

Distributions to preferred stockholders	—	7,736	—	—	—	(15,262)	—	—	(7,526)
Issuance of common stock, net	—	—	64	117,103	—	—	—	—	117,167
Retirement of common stock	—	—	—	(842)	—	—	—	—	(842)
Deferred tax valuation allowance reversal	—	—	—	2,643	—	—	—	—	2,643
Retirement of series B preferred stock	—	(347)	—	—	—	—	—	—	(347)
Redemption of preferred stock	(100,000)	(91,637)	—	—	—	—	—	—	(191,637)
Conversion of subordinated notes	—	—	34	39,512	—	—	—	—	39,546
Repurchase of common stock	—	—	(34)	(65,588)	—	—	—	—	(65,622)
Warrants exercised	—	—	1	—	—	—	—	—	1
State stockholder litigation settlement	—	—	3	3,051	—	—	—	—	3,054
Amortization of deferred compensation, net of forfeitures	—	(55)	—	(71)	1,720	—	—	—	1,594
Restricted stock grant	—	—	1	1,594	(1,595)	—	—	—	—
Stock options exercised	—	—	1	1,274	—	—	—	—	1,275

BALANCE, December 31, 2003	$7,500	$23,528	$350	$1,441,742	$(1,479)	$(695,590)	$—	$(586)	$775,465

(Continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
(in thousands)
(Continued)

								Accumulated
	Series A	Series B		Additional		Retained		Other	Total
	Preferred	Preferred	Common	Paid-In	Deferred	Earnings	Treasury	Comprehensive	Stockholders'
	Stock	Stock	Stock	Capital	Compensation	(Deficit)	Stock	Income (Loss)	Equity
BALANCE, December 31, 2003	$7,500	$23,528	$350	$1,441,742	$(1,479)	$(695,590)	$—	$(586)	$775,465

Comprehensive income:
Net income	—	—	—	—	—	62,543	—	—	62,543
Change in fair value of interest rate cap, net of tax	—	—	—	—	—	—	—	586	586

Total comprehensive income	—	—	—	—	—	62,543	—	586	63,129

Distributions to preferred stockholders	—	—	—	—	—	(1,462)	—	—	(1,462)
Income tax benefit of equity compensation	—	—	—	3,683	—	—	—	—	3,683
Redemption of preferred stock	(7,500)	(23,528)	—	—	—	—	—	—	(31,028)
Issuance of common stock	—	—	—	50	—	—	—	—	50
Amortization of deferred compensation, net of forfeitures	—	—	—	(106)	1,318	—	—	—	1,212
Restricted stock grant	—	—	1	1,574	(1,575)	—	—	—	—
Stock options exercised	—	—	3	4,942	—	—	—	—	4,945

BALANCE, December 31, 2004	$—	$—	$354	$1,451,885	$(1,736)	$(634,509)	$—	$—	$815,994

The accompanying notes are an integral part of these consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002
1.	ORGANIZATION AND OPERATIONS

Corrections Corporation of America (together with its subsidiaries, the “Company”) is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. As of December 31, 2004, the Company owned 42 correctional, detention and juvenile facilities, three of which the Company leases to other operators. At December 31, 2004, the Company operated 64 facilities, including 39 facilities that it owned, located in 19 states and the District of Columbia.

The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare inmates for their successful reentry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

The Company’s website address is www.correctionscorp.com. The Company makes its Form 10-K, Form 10-Q, Form 8-K, and Section 16 reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) available on its website, free of charge, as soon as reasonably practicable after these reports are filed with or furnished to the Securities and Exchange Commission (the “SEC”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company on a consolidated basis with its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all liquid debt instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash at December 31, 2004 was $13.0 million, of which $7.2 million represents cash collateral for a guarantee agreement as further described in Note 17 and $5.8 million represents cash for a capital improvements, replacements, and repairs reserve. Restricted cash at December 31, 2003 was $12.8 million, of which $7.1 million represents cash collateral for the guarantee agreement and $5.7 million represents cash for a capital improvements, replacement s, and repairs reserve.

Accounts Receivable and Allowance for Doubtful Accounts
At December 31, 2004 and 2003, accounts receivable of $154.3 million and $133.2 million were net of allowances for doubtful accounts totaling $1.4 million and $2.0 million, respectively. Accounts receivable consist primarily of amounts due from federal, state, and local government agencies for operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services.
Accounts receivable are stated at estimated net realizable value. The Company recognizes allowances for doubtful accounts to ensure receivables are not overstated due to uncollectibility. Bad debt reserves are maintained for customers in the aggregate based on a variety of factors, including the length of time receivables are past due, significant one-time events and historical experience. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.
Investments
Investments consist of cash invested in auction rate securities held by a large financial institution. Auction rate securities have legal maturities that typically are at least twenty years, but have their interest rates reset approximately every 28-35 days under an auction system. Because liquidity in these instruments is provided from third parties (the buyers and sellers in the auction) and not the issuer, auctions may fail. In those cases, the auction rate securities remain outstanding, with their interest rate set at the maximum rate which is established in the securities. Despite the fact that auctions rarely fail, the only time the issuer must redeem an auction rate security for cash is at its maturity. Because auction rate securities are frequently re-priced, they trade in the market like short-term investments. These investments are carried at fair value, and are classified as current assets because they are available for sale and are generally available to support the Company’s current operations. Auction rate securities of $13.5 million were reclassified from cash in the prior year financial statements to conform to the current year presentation.
Property and Equipment
Property and equipment is carried at cost. Assets acquired by the Company in conjunction with acquisitions are recorded at estimated fair market value in accordance with the purchase method of accounting. Betterments, renewals and significant repairs that extend the life of an asset are capitalized; other repair and maintenance costs are expensed. Interest is capitalized to the asset to which it relates in connection with the construction or expansion of facilities. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed over the estimated useful lives of depreciable assets using the straight-line method. Useful lives for property and equipment are as follows:

Land improvements	5 - 20 years
Buildings and improvements	5 - 50 years
Equipment	3 - 5 years
Office furniture and fixtures	5 years

Intangible Assets Other Than Goodwill
Intangible assets other than goodwill include contract acquisition costs, a customer list and contract values established in connection with certain business combinations. Contract acquisition costs (included in other non-current assets in the accompanying consolidated balance sheets) and contract values (included in other non-current liabilities in the accompanying consolidated balance sheets) represent the estimated fair values of the identifiable intangibles acquired in connection with mergers and acquisitions completed during 2000. Contract acquisition costs and contract values are generally amortized into amortization expense using the interest method over the lives of the related management contracts acquired, which range from three months to approximately 19 years. The customer list (included in other non-current assets in the accompanying consolidated balance sheets), which was acquired in connection with the acquisition of a prisoner extradition company on December 31, 2002, is being amortized over seven years, which is the expected life of the customer list.
Accounting for the Impairment of Long-Lived Assets Other Than Goodwill
Long-lived assets other than goodwill are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, an impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If an impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.
Goodwill
Goodwill represents the cost in excess of the net assets of businesses acquired. As further discussed in Note 3, goodwill is tested for impairment at least annually using a fair-value based approach.
Investment in Direct Financing Lease
Investment in direct financing lease represents the portion of the Company’s management contract with a governmental agency that represents capitalized lease payments on buildings and equipment. The lease is accounted for using the financing method and, accordingly, the minimum lease payments to be received over the term of the lease less unearned income are capitalized as the Company’s investment in the lease. Unearned income is recognized as income over the term of the lease using the interest method.
Investment in Affiliates
Investments in affiliates that are equal to or less than 50%-owned over which the Company can exercise significant influence are accounted for using the equity method of accounting.
Debt Issuance Costs
Generally, debt issuance costs, which are included in other assets in the consolidated balance sheets, are capitalized and amortized into interest expense on a straight-line basis, which is not materially different than the interest method, over the term of the related debt. However, certain debt issuance costs incurred in connection with debt refinancings are charged to expense in accordance with Emerging Issues Task Force Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.”

Management and Other Revenue
The Company maintains contracts with certain governmental entities to manage their facilities for fixed per diem rates. The Company also maintains contracts with various federal, state and local governmental entities for the housing of inmates in company-owned facilities at fixed per diem rates or monthly fixed rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. Most of these contracts have current terms that require renewal every two to five years. Additionally, most facility management contracts contain clauses that allow the government agency to terminate a contract without cause, and are generally subject to legislative appropriations. The Company generally expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions; however, no assurance can be given that such renewals will be obtained. Fixed monthly rate revenue is recorded in the month earned and fixed per diem revenue is recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. The Company recognizes any additional management service revenues when earned. Certain of the government agencies also have the authority to audit and investigate the Company’s contracts with them. For contracts that actually or effectively provide for certain reimbursement of expenses, if the agency determines that the Company has improperly allocated costs to a specific contract, the Company may not be reimbursed for those costs and could be required to refund the amount of any such costs that have been reimbursed.
Other revenue consists primarily of revenues generated from prisoner transportation services for governmental agencies.
Rental Revenue
Rental revenue is recognized based on the terms of the Company’s leases.
Self-Funded Insurance Reserves
The Company is significantly self-insured for employee health, workers’ compensation, and automobile liability insurance claims. As such, the Company’s insurance expense is largely dependent on claims experience and the Company’s ability to control its claims experience. The Company has consistently accrued the estimated liability for employee health insurance based on its history of claims experience and time lag between the incident date and the date the cost is paid by the Company. The Company has accrued the estimated liability for workers’ compensation and automobile insurance based on a third-party actuarial valuation of the outstanding liabilities. These estimates could change in the future.
Income Taxes
Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 generally requires the Company to record deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities.
Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Prior to the year ended December 31, 2003, the Company provided a valuation allowance to substantially reserve its deferred tax assets in accordance with SFAS 109. However, at December 31, 2003, the Company concluded that it was more likely than not that substantially all of its deferred tax assets would be realized. As a result, in accordance with SFAS 109, the valuation allowance applied to such deferred tax assets was reversed.
Removal of the valuation allowance resulted in a significant non-cash reduction in income tax expense. In addition, because a portion of the previously recorded valuation allowance was established to reserve certain deferred tax assets upon the acquisitions of two service companies during 2000, in accordance with SFAS 109, removal of the valuation allowance resulted in a reduction to the remaining goodwill recorded in connection with such acquisitions to the extent the reversal related to the valuation allowance applied to deferred tax assets existing at the date the service companies were acquired. In addition, removal of the valuation allowance resulted in an increase in the Company’s additional paid-in capital related to the tax benefits of exercises of employee stock options and of grants of restricted stock. The reduction to goodwill amounted to $4.5 million, while additional paid-in capital increased $2.6 million. The 2004 financial statements reflected, and future financial statements are expected to continue to reflect, a provision for income taxes at the applicable federal and state tax rates on income before taxes.
Foreign Currency Transactions
The Company has extended a working capital loan to Agecroft Prison Management, Ltd. (“APM”), the operator of a correctional facility previously owned by the Company in Salford, England. The working capital loan is denominated in British pounds; consequently, the Company adjusts these receivables to the current exchange rate at each balance sheet date and recognizes the unrealized currency gain or loss in current period earnings. See Note 6 for further discussion of the Company’s relationship with APM.
Fair Value of Derivative and Financial Instruments
Derivative Instruments
The Company may enter into derivative financial instrument transactions from time to time in order to mitigate its interest rate risk on a related financial instrument. The Company accounts for these derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 133, as amended, requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company estimates the fair value of its derivative instruments using third-party valuation specialists and option-pricing models that value the potential for the derivative instruments to become in-the-money through changes in interest rates during the remaining term of the agreements. A negative fair value represents the estimated amount the Company would have to pay to cancel the contract or transfer it to other parties.
See Note 13 for a further description of derivative instruments outstanding during the three year period ended December 31, 2004.

Financial Instruments
To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments,” the Company calculates the estimated fair value of financial instruments using quoted market prices of similar instruments or discounted cash flow techniques. At December 31, 2004 and 2003, there were no material differences between the carrying amounts and the estimated fair values of the Company’s financial instruments, other than as follows (in thousands):

	December 31,
	2004		2003
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Investment in direct financing lease	$17,744	$22,623	$18,346	$23,919
Note receivable from APM	$6,078	$9,875	$5,610	$9,323
Debt	$(1,002,295)	$(1,061,566)	$(1,003,428)	$(1,051,629)
Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Concentration of Credit Risks
The Company’s credit risks relate primarily to cash and cash equivalents, restricted cash, accounts receivable and an investment in a direct financing lease. Cash and cash equivalents and restricted cash are primarily held in bank accounts and overnight investments. The Company’s accounts receivable and investment in direct financing lease represent amounts due primarily from governmental agencies. The Company’s financial instruments are subject to the possibility of loss in carrying value as a result of either the failure of other parties to perform according to their contractual obligations or changes in market prices that make the instruments less valuable.
The Company derives its revenues primarily from amounts earned under federal, state, and local government management contracts. For the years ended December 31, 2004, 2003, and 2002, federal correctional and detention authorities represented 38%, 38%, and 34%, respectively, of the Company’s total revenue. Federal correctional and detention authorities consist of the Federal Bureau of Prisons, or BOP, the United States Marshals Service, or USMS, and the Bureau of Immigration and Customs Enforcement, or ICE (formerly the Immigration and Naturalization Service, or INS). The BOP accounted for 16%, 17%, and 15%, respectively, of total revenue for 2004, 2003, and 2002. The USMS accounted for 15%, 14%, and 12%, respectively, of total revenue for 2004, 2003, and 2002. Both the BOP and USMS have management contracts at facilities the Company owns and at facilities the Company manages but does not own. No other customer generated more than 10% of total revenue during 2004, 2003, or 2002.
Comprehensive Income
Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income encompasses all changes in stockholders’ equity except those arising from transactions with stockholders.
The Company reports comprehensive income in the consolidated statements of stockholders’ equity.
Accounting for Stock-Based Compensation
Restricted Stock
The Company amortizes the fair market value of restricted stock awards over the vesting period using the straight-line method.
Other Stock-Based Compensation
On December 31, 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”). SFAS 148 amends Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) to provide alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123 and Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS 148 does not amend SFAS 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for the compensation using the fair value method of SFAS 123 or the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). See “Recent Accounting Pronouncements” hereafter for a description of a change in future accounting and reporting requirements for all share-based payments, including stock options.
At December 31, 2004, the Company had equity incentive plans, which are described more fully in Note 15. The Company accounts for those plans under the recognition and measurement principles of APB 25. No employee compensation cost for the Company’s stock options is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share for the years ended December 31, 2004, 2003, and 2002 if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (in thousands, except per share data).

	For the Years Ended December 31,
	2004	2003	2002
As Reported:
Income from continuing operations and after preferred stock distributions	$60,193	$125,727	$46,388
Income from discontinued operations, net of taxes	888	794	5,013
Cumulative effect of accounting change	—	—	(80,276)

Net income (loss) available to common stockholders	$61,081	$126,521	$(28,875)

Pro Forma:
Income from continuing operations and after preferred stock distributions	$56,181	$119,319	$41,227
Income from discontinued operations, net of taxes	888	794	5,013
Cumulative effect of accounting change	—	—	(80,276)

Net income (loss) available to common stockholders	$57,069	$120,113	$(34,036)

As Reported:
Basic earnings (loss) per share:
Income from continuing operations	$1.71	$3.90	$1.68
Income from discontinued operations, net of taxes	0.03	0.02	0.18
Cumulative effect of accounting change	—	—	(2.90)

Net income (loss) available to common stockholders	$1.74	$3.92	$(1.04)

As Reported:
Diluted earnings (loss) per share:
Income from continuing operations	$1.53	$3.42	$1.51
Income from discontinued operations, net of taxes	0.02	0.02	0.16
Cumulative effect of accounting change	—	—	(2.49)

Net income (loss) available to common stockholders	$1.55	$3.44	$(0.82)

Pro Forma:
Basic earnings (loss) per share:
Income from continuing operations	$1.60	$3.71	$1.49
Income from discontinued operations, net of taxes	0.03	0.02	0.18
Cumulative effect of accounting change	—	—	(2.90)

Net income (loss) available to common stockholders	$1.63	$3.73	$(1.23)

Pro Forma:
Diluted earnings (loss) per share:
Income from continuing operations	$1.43	$3.25	$1.35
Income from discontinued operations, net of taxes	0.02	0.02	0.16
Cumulative effect of accounting change	—	—	(2.49)

Net income (loss) available to common stockholders	$1.45	$3.27	$(0.98)

The effect of applying SFAS 123 for disclosing compensation costs under such pronouncement may not be representative of the effects on reported net income (loss) available to common stockholders for future years.
Recent Accounting Pronouncements
In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or in which equity investors do not bear the residual economic risks. FIN 46 is effective for all entities other than special purpose entities no later than the end of the first period that ends after March 15, 2004. The Company has no investments in special purpose entities. The Company adopted FIN 46 effective January 1, 2004.

The Company has determined that its joint venture in APM as discussed in Note 6 is a variable interest entity (“VIE”), of which the Company is not the primary beneficiary. APM has a management contract for a correctional facility located in Salford, England. All gains and losses under the joint venture are accounted for using the equity method of accounting. During 2000, the Company extended a working capital loan to APM, which totaled $6.5 million, including accrued interest, as of December 31, 2004. The outstanding working capital loan represents the Company’s maximum exposure to loss in connection with APM. APM has not been, and in accordance with FIN 46 will not be, consolidated with the Company’s financial statements.
In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), which is a revision of SFAS 123. SFAS 123R supersedes APB Opinion No. 25 and amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
SFAS 123R must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company expects to adopt SFAS 123R on July 1, 2005.
SFAS 123R permits public companies to adopt its requirements using one of two methods:
3.	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.
4.	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for (a) all prior periods presented or (b) prior interim periods of the year of adoption.
The Company has not yet determined the method it plans to adopt.
As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123R’s fair value method will have a significant impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in the preceding caption, “Accounting for Stock-Based Compensation.” SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.

3.	GOODWILL AND INTANGIBLES

Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which established new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, all goodwill amortization ceased effective January 1, 2002 and goodwill attributable to each of the Company’s reporting units was tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using a collaboration of various common valuation techniques, including market multiples, discounted cash flows, and replacement cost methods. These impairment tests are required to be performed at adoption of SFAS 142 and at least annually thereafter. The Company performs its impairment tests during the fourth quarter, in connection with the Company’s annual budgeting process, and whenever circumstances indicate the carrying value of goodwill may not be recoverable.

Based on the Company’s initial impairment tests, the Company recognized an impairment of $80.3 million to write-off the carrying value of goodwill associated with the Company’s locations included in the owned and managed reporting segment during the first quarter of 2002. This goodwill was established in connection with the acquisition of a company during 2000. The remaining goodwill, which is associated with the facilities the Company manages but does not own, was deemed to be not impaired. This remaining goodwill was established in connection with the acquisitions of two service companies during 2000. The implied fair value of goodwill of the locations included in the owned and managed reporting segment did not support the carrying value of any goodwill, primarily due to its highly leveraged capital structure. No impairment of goodwill allocated to the locations included in the managed-only reporting segment was deemed necessary, primarily because of the relatively minimal capital expenditure requirements, and therefore indebtedness, in connection with obtaining such management contracts. Under SFAS 142, the impairment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in the Company’s statement of operations for the first quarter of 2002. Impairment adjustments recognized after adoption, if any, are required to be recognized as operating expenses.

As a result of the expiration during the first quarter of 2003 of the Company’s contracts to manage the Okeechobee Juvenile Offender Correctional Center and the Lawrenceville Correctional Center, as further described in Note 14, the Company recognized goodwill impairment charges of $268,000 and $340,000, respectively. These charges are included in loss from discontinued operations, net of taxes, in the accompanying statement of operations for the year ended December 31, 2003.

Also, as a result of the Texas Department of Criminal Justice’s (“TDCJ”) decision in November 2003 to not renew the contract for the continued management of the Sanders Estes Unit upon its expiration on January 15, 2004, the Company recognized a goodwill impairment charge of $244,000. This charge was included in depreciation and amortization in the accompanying statement of operations for the year ended December 31, 2003.

In connection with the adoption of SFAS 142, the Company also reassessed the useful lives and the classification of its identifiable intangible assets and liabilities and determined that they continue to be appropriate. The components of the Company’s intangible assets and liabilities are as follows (in thousands):

	December 31, 2004		December 31, 2003
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Contract acquisition costs	$873	$(839)	$873	$(820)
Customer list	765	(219)	765	(110)
Contract values	(35,688)	16,759	(35,688)	15,336

Total	$(34,050)	$15,701	$(34,050)	$14,406

Contract acquisition costs and the customer list are included in other non-current assets, and contract values are included in other non-current liabilities in the accompanying consolidated balance sheets. Amortization income, net of amortization expense, for intangible assets and liabilities during each of the years ended December 31, 2004 and 2003 was $3.4 million, while amortization expense for intangible assets was $0.4 million for the year ended December 31, 2002. Estimated amortization income, net of amortization expense, for the five succeeding fiscal years is as follows (in thousands):

2005	$4,223
2006	4,552
2007	4,552
2008	4,552
2009	3,095
4.	PROPERTY AND EQUIPMENT

At December 31, 2004, the Company owned 44 real estate properties, including 42 correctional, detention and juvenile facilities, three of which the Company leases to other operators, and two corporate office buildings. At December 31, 2004, the Company also managed 25 correctional and detention facilities owned by government agencies.

Property and equipment, at cost, consists of the following (in thousands):

	December 31,
	2004	2003

Land and improvements	$36,165	$34,277
Buildings and improvements	1,734,833	1,649,027
Equipment	94,347	65,956
Office furniture and fixtures	23,302	22,164
Construction in progress	68,032	56,675

	1,956,679	1,828,099
Less: Accumulated depreciation	(296,821)	(241,360)

	$1,659,858	$1,586,739

Construction in progress primarily consists of correctional facilities under construction or expansion and software under development for internal use capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Interest is capitalized on construction in progress in accordance with Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Cost” and amounted to $5.8 million and $0.9 million in 2004 and 2003, respectively. No interest was capitalized during 2002.
Depreciation expense was $57.8 million, $56.2 million, and $53.0 million for the years ended December 31, 2004, 2003, and 2002, respectively.

As of December 31, 2004, ten of the facilities owned by the Company are subject to options that allow various governmental agencies to purchase those facilities. In addition, three facilities, including two that are also subject to purchase options, are constructed on land that the Company leases from governmental agencies under ground leases. Under the terms of those ground leases, the facilities become the property of the governmental agencies upon expiration of the ground leases. The Company depreciates these properties over the shorter of the term of the applicable ground lease or the estimated useful life of the property.

During the third quarter of 2003, the Company transferred all of the Wisconsin inmates housed at its North Fork Correctional Facility located in Sayre, Oklahoma to its Diamondback Correctional Facility located in Watonga, Oklahoma in order to satisfy a contractual provision mandated by the state of Wisconsin. As a result of the transfer, North Fork Correctional Facility will remain closed for an indefinite period of time. The Company is currently pursuing new management contracts and other opportunities to take advantage of the beds that became available at the North Fork Correctional Facility but can provide no assurance that it will be successful in doing so.

During the second quarter of 2004, the Company resumed operations at its Northeast Ohio Correctional Center located in Youngstown, Ohio. Throughout the remainder of 2004, the Company managed 100-300 federal prisoners from United States federal court districts that experienced a lack of detention space and/or high detention costs. On December 23, 2004, the Company announced that it received a contract award from the BOP to house approximately 1,195 federal inmates at this facility. The contract, awarded as part of the Criminal Alien Requirement Phase 4 Solicitation (“CAR 4”), provides for an initial four-year term with three two-year renewal options. The terms of the contract provide for a 50% guaranteed rate of occupancy for 90 days following a Notice to Proceed, and a 90% guaranteed rate of occupancy thereafter. The Company expects to receive a Notice to Proceed within 180 days of the contract award.

During the third quarter of 2003, the Company announced its intention to complete construction of the Stewart County Correctional Facility located in Stewart County, Georgia. Construction on the 1,524-bed Stewart County Correctional Facility began in August 1999 and was suspended in May 2000. The decision to complete construction of this facility, which is expected to cost $26.5 million, is based on anticipated demand from several government customers having a need for inmate bed capacity in the Southeast region of the country. During the fourth quarter of 2004, 273 beds were completed and available for use. Construction on the remaining portion of the facility is expected to be complete in the second quarter of 2005. The Company is currently pursuing new management contracts and other opportunities to take advantage of the capacity at the Stewart County Correctional Facility, but can provide no assurance that it will be successful in doing so.

A substantial portion of the Company’s assets are pledged as collateral on the Company’s Senior Bank Credit Facility, as defined in Note 11.
5.	FACILITY ACQUISITIONS, DISPOSITIONS AND EXPANSIONS

On January 17, 2003, the Company purchased the Crowley County Correctional Facility, a medium security adult male prison facility located in Olney Springs, Crowley County, Colorado, for a purchase price of $47.5 million. As part of the transaction, the Company also assumed a management contract with the state of Colorado and subsequently entered into a new contract with the state of Wyoming, and took over management of the facility effective January 18, 2003. The Company financed the purchase price through $30.0 million in borrowings under its Senior Bank Credit Facility, as defined in Note 11, pursuant to an expansion of the then outstanding Term Loan

B Facility, as defined in Note 11, with the balance of the purchase price satisfied with cash on hand. On September 10, 2003, in anticipation of increasing demand from the states of Colorado and Wyoming, the Company announced its intention to expand by 594 beds the Crowley County Correctional Facility. On July 1, 2004, the Company announced the completion of a contractual agreement with the state of Washington Department of Corrections. The Company currently houses inmates from the state of Washington pursuant to this contract at the Crowley County Correctional Facility as well as at its Prairie Correctional Facility, located in Appleton, Minnesota and its Florence Correctional Center located in Florence, Arizona. The cost of the expansion was approximately $23.3 million and was completed during the fourth quarter of 2004.
In October 2003, the Company announced a new contract with the ICE for up to 905 detainees at its Houston Processing Center located in Houston, Texas. In addition, the Company announced its intention to expand the facility to accommodate detainees under the new contract, which contains a guarantee that ICE will utilize 679 beds at such time as the expansion is completed. The anticipated cost of the expansion is approximately $27.1 million and is estimated to be completed during the first quarter of 2005.

During January 2004, the Company also announced the signing of a new contract with the USMS to manage up to 800 inmates at its Leavenworth Detention Center located in Leavenworth, Kansas. To fulfill the requirements of this contract, the Company expanded the Leavenworth Detention Center. The new contract provides a guarantee that the USMS will utilize 400 beds. The cost to expand the facility was approximately $11.1 million and was completed during the fourth quarter of 2004.

During January 2004, the Company also announced its intention to expand the Florence Correctional Center. The expansion was completed during the fourth quarter of 2004 at a cost of approximately $7.0 million. The facility currently houses federal inmates as well as inmates from various state and local agencies.

On February 1, 2005, the Company announced the commencement of construction on the Red Rock Correctional Center, a new 1,596-bed correctional facility located in Eloy, Arizona. The facility will be owned and managed by the Company, and is expected to cost approximately $75 million. The project is slated for completion during the first quarter of 2006. The capacity at the new facility is intended primarily for the Company’s existing customers.
6.	INVESTMENT IN AFFILIATE

For the years ended December 31, 2004 and 2002, equity in loss of joint venture was $0.6 million and $0.2 million, respectively, while the Company’s equity in earnings of joint venture was $0.1 million for the year ended December 31, 2003, which is included in other (income) expense in the consolidated statements of operations. The earnings and losses resulted from the Company’s 50% ownership interest in APM, an entity holding the management contract for a correctional facility under a 25-year prison management contract with an agency of the United Kingdom government. The Agecroft facility, located in Salford, England, was previously constructed and owned by a wholly-owned subsidiary of the Company, which was sold in April 2001. As discussed in Note 2, the Company has extended a working capital loan to APM, which totaled $6.5 million, including accrued interest, as of December 31, 2004. Because the Company’s investment in APM has no carrying value, equity in losses of APM are applied as a reduction to the net carrying value of the note receivable balance, which is included in other assets in the accompanying consolidated balance sheets.

7.	INVESTMENT IN DIRECT FINANCING LEASE

At December 31, 2004, the Company’s investment in a direct financing lease represents net receivables under a building and equipment lease between the Company and the District of Columbia for the D.C. Correctional Treatment Facility.

A schedule of future minimum rentals to be received under the direct financing lease in future years is as follows (in thousands):

2005	$2,793
2006	2,793
2007	2,793
2008	2,793
2009	2,793
Thereafter	20,243

Total minimum obligation	34,208
Less unearned interest income	(16,464)
Less current portion of direct financing lease	(671)

Investment in direct financing lease	$17,073

During the years ended December 31, 2004, 2003, and 2002, the Company recorded interest income of $2.2 million, $2.3 million, and $2.3 million, respectively, under this direct financing lease.
8.	OTHER ASSETS

Other assets consist of the following (in thousands):

	December 31,
	2004	2003

Debt issuance costs, less accumulated amortization of $9,773 and $5,417, respectively	$18,827	$22,298
Notes receivable, net	4,921	6,102
Contract acquisition costs, less accumulated amortization of $839 and $820, respectively	34	53
Deposits	2,326	8,629
Customer list, less accumulated amortization of $219 and $110, respectively	546	655
Other	1,490	1,081

	$28,144	$38,818

9.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,
	2004	2003

Trade accounts payable	$12,828	$16,048
Accrued salaries and wages	16,769	25,242
Accrued workers’ compensation and auto liability	27,168	24,168
Accrued litigation	16,594	19,659
Accrued employee medical insurance	7,212	7,796
Accrued property taxes	12,538	12,142
Accrued interest	11,745	10,893
Other	39,961	37,874

	$144,815	$153,822

10.	DISTRIBUTIONS TO STOCKHOLDERS

Series A Preferred Stock

On December 7, 2001, the Company completed an amendment and restatement of the then outstanding senior bank credit facility, whereby certain financial and non-financial covenants were amended, including the removal of prior restrictions on the Company’s ability to pay cash dividends on shares of its series A preferred stock. Under the terms of the amendment and restatement, the Company was permitted to pay quarterly dividends, when declared by the board of directors, on the shares of its series A preferred stock, including all dividends in arrears. On December 13, 2001, the Company’s board of directors declared a cash dividend on the series A preferred stock for the fourth quarter of 2001 and for the five quarters that had been in arrears, payable on January 15, 2002. As a result of the board’s declaration, the holders of the Company’s series A preferred stock received $3.00 for every share of series A preferred stock they held on the record date. The dividend was based on a dividend rate of 8% per annum of the stock’s stated value of $25.00 per share. The Company paid $12.9 million on January 15, 2002, as a result of this dividend. The Company declared and paid a cash dividend each quarter thereafter at a rate of 8% per annum of the stock’s stated value through the date the series A preferred stock was redeemed. See Note 15 for further discussion of redemptions of the Company’s series A preferred stock during 2003 and 2004.

Quarterly distributions and the resulting tax classification for the series A preferred stock distributions are as follows for the years ended December 31, 2004, 2003, and 2002:

	Record	Payment	Distribution Per		Return of
Declaration Date	Date	Date	Share	Ordinary Income	Capital
12/31/01	12/31/01	01/15/02	$3.00	100.0%	0.0%
03/19/02	03/28/02	04/15/02	$0.50	100.0%	0.0%
06/13/02	06/28/02	07/15/02	$0.50	100.0%	0.0%
09/18/02	09/30/02	10/15/02	$0.50	100.0%	0.0%
12/11/02	12/31/02	01/15/03	$0.50	100.0%	0.0%
03/11/03	03/31/03	04/15/03	$0.50	100.0%	0.0%
06/20/03	06/30/03	07/15/03	$0.50	100.0%	0.0%
09/05/03	09/30/03	10/15/03	$0.50	100.0%	0.0%
12/08/03	12/31/03	01/15/04	$0.50	100.0%	0.0%
02/19/04	03/19/04	03/19/04	$0.36	100.0%	0.0%

Series B Preferred Stock
On December 13, 2000, the Company’s board of directors declared a paid-in-kind dividend on the shares of series B preferred stock for the period from September 22, 2000 (the original date of issuance) through December 31, 2000, payable on January 2, 2001, to the holders of record of the Company’s series B preferred stock on December 22, 2000. As a result of the board’s declaration, the holders of the Company’s series B preferred stock were entitled to receive 3.3 shares of series B preferred stock for every 100 shares of series B preferred stock they held on the record date. The number of shares to be issued as the dividend was based on a dividend rate of 12% per annum of the stock’s stated value of $24.46 per share. Thereafter, the Company declared and paid a paid-in-kind dividend each quarter through the third quarter of 2003 at a rate of 12% per annum of the stock’s stated value. Beginning in the fourth quarter of 2003, pursuant to the terms of the series B preferred stock, the Company declared and paid a cash dividend on the outstanding shares of series B preferred stock, at a rate of 12% per annum of the stock’s stated value. See Note 15 for further discussion of the tender offer for the Company’s series B preferred stock during 2003 and the redemption of the remaining shares of series B preferred stock during 2004.
The fair market value per share (tax basis) assigned to the shares issued as paid-in-kind, as well as cash dividends for the quarterly distributions and the resulting tax classification for the series B preferred stock distributions are as follows for the years ended December 31, 2004, 2003, and 2002:

			Fair Market	Cash
Declaration	Record	Payment	Value Per	Distributions		Return of
Date	Date	Date	Share	Per Share	Ordinary Income	Capital
12/11/01	12/21/01	01/02/02	$19.55	—	100.0%	0.0%
03/13/02	03/22/02	04/01/02	$19.30	—	100.0%	0.0%
06/11/02	06/21/02	07/01/02	$23.55	—	100.0%	0.0%
09/11/02	09/20/02	10/01/02	$23.15	—	100.0%	0.0%
12/11/02	12/20/02	01/02/03	$24.73	—	100.0%	0.0%
03/11/03	03/17/03	03/31/03	$24.83	—	100.0%	0.0%
06/09/03	06/16/03	06/30/03	$25.45	—	100.0%	0.0%
09/05/03	09/16/03	09/30/03	$25.37	—	100.0%	0.0%
12/08/03	12/17/03	12/31/03	$—	$0.7338	100.0%	0.0%
03/16/04	03/23/04	03/31/04	$—	$0.7338	100.0%	0.0%
05/14/04	06/28/04	06/28/04	$—	$0.7175	100.0%	0.0%
Common Stock
No quarterly distributions for common stock were made for the years ended December 31, 2004, 2003, and 2002. The Senior Bank Credit Facility restricts the Company from declaring or paying cash dividends on its common stock. Moreover, even if such restriction is ultimately removed, the Company does not currently intend to pay dividends on its common stock in the future.

11.	DEBT

Debt consists of the following (in thousands):

	December 31,
	2004	2003
Senior Bank Credit Facility, with quarterly principal payments of varying amounts with unpaid balance due in March 2008; interest payable periodically at variable interest rates. The interest rate was 4.4% and 3.9% at December 31, 2004 and 2003, respectively.	$270,135	$270,813

9.875% Senior Notes, principal due at maturity in May 2009; interest payable semi-annually in May and November at 9.875%.	250,000	250,000

7.5% Senior Notes, principal due at maturity in May 2011; interest payable semi-annually in May and November at 7.5%.	250,000	250,000

7.5% Senior Notes, principal due at maturity in May 2011; interest payable semi-annually in May and November at 7.5%. These notes were issued with a $2.3 million premium, of which $1.8 million and $2.1 million was unamortized at December 31, 2004 and 2003, respectively.	201,839	202,129

4.0% Convertible Subordinated Notes, principal due at maturity in February 2007 with call provisions beginning in March 2005; interest payable quarterly at 4.0% (decreased from 8.0% in May 2003, as further described below).	30,000	30,000

Other	321	486

	1,002,295	1,003,428
Less: Current portion of long-term debt	(3,182)	(1,146)

	$999,113	$1,002,282

Senior Indebtedness

Senior Bank Credit Facility. In May 2002, the Company obtained a $715.0 million senior secured bank credit facility (the “Senior Bank Credit Facility”). Lehman Commercial Paper Inc. served as administrative agent under the facility, which was comprised of a $75.0 million revolving loan with a term of approximately four years (the “Revolving Loan”), a $75.0 million term loan with a term of approximately four years (the “Term Loan A Facility”), and a $565.0 million term loan with a term of approximately six years (the “Term Loan B Facility”). The Term Loan A Facility was repaid during May 2003, with proceeds from the common stock and notes offerings described below, as well as with cash on hand. As described in Note 5, the Term Loan B Facility was expanded by $30.0 million during January 2003 in connection with the purchase of the Crowley County Correctional Facility. All borrowings under the Senior Bank Credit Facility accrued interest at a base rate plus 2.5%, or the London Interbank Offered Rate (“LIBOR”) plus 3.5%, at the Company’s option. The applicable margin for the Revolving Loan was subject to adjustment based on the Company’s leverage ratio. The Company was also required to pay a commitment fee on the difference between committed amounts and amounts actually utilized under the Revolving Loan equal to 0.50% per year subject to adjustment based on the Company’s leverage ratio.

In connection with a substantial prepayment in August 2003 with net proceeds from the issuance of the $200 Million 7.5% Senior Notes (as hereafter defined) along with cash on hand, the Company amended the Senior Bank Credit Facility to provide: (i) an increase in the capacity of the Revolving Loan to $125.0 million, which includes a $75.0 million subfacility for letters of credit (increased from $50.0 million) that expires on March 31, 2006, and (ii) a $275.0 million term loan expiring March 31, 2008 (the “Term Loan C Facility”), which replaced the Term Loan B Facility. The Term

Loan C Facility accrued interest at a base rate plus 1.75%, or LIBOR plus 2.75%, at the Company’s option. The interest rates and commitment fee on the Revolving Loan were unchanged under terms of the amendment. Covenants under the amended facility provide greater flexibility for, among other matters, incurring unsecured indebtedness, capital expenditures, and permitted acquisitions, that were further restricted prior to the amendment. In addition, certain mandatory prepayment provisions were eliminated under the terms of the amendment.
On June 4, 2004, the Company executed an amendment to the Senior Bank Credit Facility that allowed the Company to reduce the applicable interest rate spread on the term loan portion of the facility by 50 basis points (0.50%), and to increase the Company’s capital expenditure capacity. The Term Loan C Facility, now referred to as the Term Loan D Facility, bears interest at a base rate plus 1.25%, or LIBOR plus 2.25%, at the Company’s option. The Revolving Loan bears interest at a base rate plus 2.5%, or LIBOR plus 3.5%, at the Company’s option. The Company did not draw from the Revolving Loan in 2004, 2003, or 2002.

The amended Senior Bank Credit Facility is secured by liens on a substantial portion of the Company’s assets (inclusive of its domestic subsidiaries), and pledges of all of the capital stock of the Company’s domestic subsidiaries. The loans and other obligations under the facility are guaranteed by each of the Company’s domestic subsidiaries and secured by a pledge of up to 65% of the capital stock of the Company’s foreign subsidiaries. Prepayments of loans outstanding under the Senior Bank Credit Facility are permitted at any time without premium or penalty, upon the giving of proper notice.

The credit agreement governing the Senior Bank Credit Facility requires the Company to meet certain financial covenants, including, without limitation, a minimum fixed charge coverage ratio, leverage ratios and a minimum interest coverage ratio. As of December 31, 2004, the Company was in compliance with all such covenants. In addition, the Senior Bank Credit Facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, payment of dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments and modifications of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the Senior Bank Credit Facility is subject to certain cross-default provisions with terms of the Company’s other indebtedness.

The amendment to the Senior Bank Credit Facility and related pay-downs with net proceeds from the issuance of the $200 Million 7.5% Senior Notes resulted in a charge to expenses associated with refinancing transactions during the third quarter of 2003 of $1.9 million representing the pro-rata write-off of existing deferred loan costs and certain fees paid.

$250 Million 9.875% Senior Notes. Interest on the $250.0 million aggregate principal amount of the Company’s 9.875% unsecured senior notes (the “9.875% Senior Notes”) accrues at the stated rate and is payable semi-annually on May 1 and November 1 of each year. The 9.875% Senior Notes are scheduled to mature on May 1, 2009. At any time on or before May 1, 2005, the Company may redeem up to 35% of the notes with the net proceeds of certain equity offerings, as long as 65% of the aggregate principal amount of the notes remains outstanding after the redemption. The Company may redeem all or a portion of the 9.875% Senior Notes on or after May 1, 2006. Redemption prices are set forth in the indenture governing the 9.875% Senior Notes. The 9.875% Senior Notes are guaranteed on an unsecured basis by all of the Company’s domestic subsidiaries.

$250 Million 7.5% Senior Notes. Concurrently with the common stock offering further described in Note 15, on May 7, 2003, the Company completed the sale and issuance of $250.0 million aggregate principal amount of its 7.5% unsecured senior notes (the “$250 Million 7.5% Senior Notes”). As further described in Note 15, proceeds from the common stock and note offerings were used to purchase shares of common stock issued upon the conversion of the Company’s $40.0 Million Convertible Subordinated Notes (as hereafter defined) (and to pay accrued interest on the notes through the date of purchase), to purchase shares of the Company’s series B preferred stock that were tendered in a tender offer, to redeem shares of the Company’s series A preferred stock and to pay-down a portion of the Senior Bank Credit Facility outstanding at that time (the “Old Senior Bank Credit Facility”).
Interest on the $250 Million 7.5% Senior Notes accrues at the stated rate and is payable semi-annually on May 1 and November 1 of each year. The $250 Million 7.5% Senior Notes are scheduled to mature on May 1, 2011. At any time on or before May 1, 2006, the Company may redeem up to 35% of the notes with the net proceeds of certain equity offerings, as long as 65% of the aggregate principal amount of the notes remains outstanding after the redemption. The Company may redeem all or a portion of the notes on or after May 1, 2007. Redemption prices are set forth in the indenture governing the $250 Million 7.5% Senior Notes. The $250 Million 7.5% Senior Notes are guaranteed on an unsecured basis by all of the Company’s domestic subsidiaries.
The sales were completed pursuant to a prospectus supplement to a universal shelf registration that was filed with the SEC and declared effective on April 30, 2003 to register $700.0 million of debt securities, guarantees of debt securities, preferred stock, common stock and warrants that the Company may issue from time to time.
The Company reported expenses associated with the May 2003 debt refinancing and recapitalization transactions of $2.3 million in connection with the tender offer for the series B preferred stock, the redemption of the series A preferred stock, and the write-off of existing deferred loan costs associated with the repayment of the term loan portions of the Old Senior Bank Credit Facility made with proceeds from the common stock and note offerings.
$200 Million 7.5% Senior Notes. As previously described herein, on August 8, 2003, the Company completed the sale and issuance of $200.0 million aggregate principal amount of its 7.5% unsecured senior notes (the “$200 Million 7.5% Senior Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Proceeds from the note offering, along with cash on hand, were used to pay-down $240.3 million of the Term Loan B Facility portion of the Senior Bank Credit Facility.
Interest on the $200 Million 7.5% Senior Notes accrues at the stated rate and is payable on May 1 and November 1 of each year. However, the notes were issued at a price of 101.125% of the principal amount of the notes, resulting in a premium of $2.25 million, which is amortized as a reduction to interest expense over the term of the notes. The $200 Million 7.5% Senior Notes were issued under the existing indenture and supplemental indenture governing the $250 Million 7.5% Senior Notes.
12% Senior Notes. Pursuant to the terms of a tender offer and consent solicitation which expired on May 16, 2002, in connection with the refinancing of the Company’s Old Senior Bank Credit Facility and the issuance of the 9.875% Senior Notes, in May 2002, the Company redeemed $89.2 million in aggregate principal amount of its then outstanding 12% Senior Notes with proceeds from the issuance of the 9.875% Senior Notes. The notes were redeemed at a price of 110% of par, which included a 3% consent payment, plus accrued and unpaid interest to the payment date. In connection with the tender offer and consent solicitation, the Company received sufficient consents and amended the indenture governing the 12% Senior Notes to delete substantially all of the restrictive covenants and events of default contained therein.
As a result of the early extinguishment of the Old Senior Bank Credit Facility and the redemption of all but $10.8 million of the Company’s 12% Senior Notes, the Company recorded a charge of $36.7 million during the second quarter of 2002, which included the write-off of existing deferred loan costs, certain bank fees paid, premiums paid to redeem the 12% Senior Notes, and certain other costs associated with the refinancing.
During June and July 2003, pursuant to an offer to purchase the balance of the remaining 12% Senior Notes, holders of $7.7 million principal amount of the notes tendered their notes to the Company at a price of 120% of par, resulting in a charge of $1.5 million. In connection with the tender offer for the notes, the Company received sufficient consents and further amended the indenture governing the 12% Senior Notes to remove certain restrictions related to the legal defeasance of the notes and the solicitation of consents to waive or amend the terms of the indenture.
During August 2003, pursuant to the indenture relating to the 12% Senior Notes, the Company legally defeased the remaining outstanding 12% Senior Notes by depositing with a trustee an amount sufficient to pay the principal and interest on such notes through the maturity date in June 2006, and by meeting certain other conditions required under the indenture. Under the terms of the indenture, the 12% Senior Notes were deemed to have been repaid in full. As a result, the Company reported a charge of $0.9 million during the third quarter of 2003 associated with the relief of its obligation.
Guarantees and Covenants. In connection with the registration with the SEC of the 9.875% Senior Notes pursuant to the terms and conditions of a Registration Rights Agreement, after obtaining consent of the lenders under the Old Senior Bank Credit Facility, the Company transferred the real property and related assets of the Company (as the parent corporation) to certain of its subsidiaries effective December 27, 2002. Accordingly, the Company (as the parent corporation to its subsidiaries) has no independent assets or operations (as defined under Rule 3-10(f) of Regulation S-X). As a result of this transfer, assets with an aggregate net book value of $1.6 billion are no longer directly available to the parent corporation to satisfy the obligations under the 9.875% Senior Notes, the $250 Million 7.5% Senior Notes, or the $200 Million 7.5% Senior Notes (collectively, “the Senior Notes”). Instead, the parent corporation must rely on distributions of the subsidiaries to satisfy its obligations under the Senior Notes. All of the parent corporation’s domestic subsidiaries, including the subsidiaries to which the assets were transferred, have provided full and unconditional guarantees of the Senior Notes. Each of the Company’s subsidiaries guaranteeing the Senior Notes are wholly-owned subsidiaries of the Company; the subsidiary guarantees are full and unconditional and are joint and several obligations of the guarantors; and all non-guarantor subsidiaries are minor (as defined in Rule 3-10(h)(6) of Regulation S-X).
As of December 31, 2004, neither the Company nor any of its subsidiary guarantors had any material or significant restrictions on the Company’s ability to obtain funds from its subsidiaries by dividend or loan or to transfer assets from such subsidiaries.
The indentures governing the Senior Notes contain certain customary covenants that, subject to certain exceptions and qualifications, restrict the Company’s ability to, among other things; make restricted payments; incur additional debt or issue certain types of preferred stock; create or permit to exist certain liens; consolidate, merge or transfer all or substantially all of the Company’s assets;

and enter into transactions with affiliates. In addition, if the Company sells certain assets (and generally does not use the proceeds of such sales for certain specified purposes) or experiences specific kinds of changes in control, the Company must offer to repurchase all or a portion of the Senior Notes. The offer price for the Senior Notes in connection with an asset sale would be equal to 100% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The offer price for the Senior Notes in connection with a change in control would be 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The Senior Notes are also subject to certain cross-default provisions with the terms of the Company’s other indebtedness, as more fully described hereafter.
$40 Million Convertible Subordinated Notes
Prior to their conversion into shares of the Company’s common stock, as further described in Note 15, an aggregate of $40.0 million of 10% convertible subordinated notes of the Company were due December 31, 2008 (the “$40.0 Million Convertible Subordinated Notes”). The conversion price for the notes, which were convertible into shares of the Company’s common stock, was established at $11.90, subject to adjustment in the future upon the occurrence of certain events. At an adjusted conversion price of $11.90, the $40.0 Million Convertible Subordinated Notes were convertible into 3.4 million shares of common stock. In connection with the recapitalization transactions described in Note 15, during May 2003, Income Opportunity Fund I, LLC, Millennium Holdings II LLC, and Millennium Holdings III LLC, which are collectively referred to as MDP, the holders of the notes, converted the entire amount of the notes into shares of the Company’s common stock and subsequently sold such shares to the Company. In addition, the Company paid the outstanding contingent interest balance, which totaled $15.5 million.
$30 Million Convertible Subordinated Notes
As of December 31, 2004, the Company had outstanding an aggregate of $30.0 million of convertible subordinated notes due February 28, 2007 (the “$30.0 Million Convertible Subordinated Notes”). Prior to the closing of the Company’s notes and common stock offerings completed in May 2003, these notes accrued interest at 8% per year and were scheduled to mature February 28, 2005, subject to extension of such maturity until February 28, 2006 or February 28, 2007 by the holder. Effective contemporaneously with the May 2003 closing of the Company’s notes and common stock offerings, the Company and the holder amended the terms of the notes, reducing the interest rate to 4% per year and extending the maturity date to February 28, 2007. The amendment also extended the date on which the Company could generally require the holder to convert all or a portion of the notes into common stock to any time after February 28, 2005 from any time after February 28, 2004. As a result of these modifications, the Company reported a charge of $0.1 million during the second quarter of 2003 for the write-off of existing deferred loan costs associated with the notes. The conversion price for the notes was established at $10.68, subject to adjustment in the future upon the occurrence of certain events, including the payment of dividends and the issuance of stock at below market prices by the Company. The distribution of shares of the Company’s common stock during 2001 and 2003 in connection with the settlement during the first quarter of 2001 of the outstanding stockholder litigation against the Company caused an adjustment to the conversion price of the notes. As a result of the stockholder litigation adjustment, which was finalized on May 16, 2003, the $30.0 Million Convertible Subordinated Notes are convertible into 3.4 million shares of the Company’s common stock, subject to further adjustment in the future upon the occurrence of certain events, which translates into a current conversion price of $8.92.

At any time after February 28, 2005, the Company may generally require the holder to convert all or a portion of the notes if the average market price of the Company’s common stock meets or exceeds 150% of the notes’ conversion price for 45 consecutive trading days. The Company may not prepay the indebtedness evidenced by the notes at any time prior to their maturity; provided, however, that in the event of a change of control or other similar event, the notes are subject to mandatory prepayment in full at the option of the holder. The current terms of the Company’s senior indebtedness, however, would prevent such a prepayment.
On February 10, 2005, the Company provided notice to the holders of the $30.0 Million Convertible Subordinated Notes that the Company would require the holders to convert all of the notes into shares of the Company’s common stock on March 1, 2005. The conversion of the $30.0 Million Convertible Subordinated Notes resulted in the issuance of 3.4 million shares of the Company’s common stock. Although net income and cash flow will no longer reflect interest incurred and paid on such notes, the conversion of the notes into common stock will have no impact on diluted earnings per share because, as further described in Note 16, net income for diluted earnings per share purposes is already adjusted to eliminate interest expense incurred on convertible notes, and the number of shares of common stock used in the calculation of diluted earnings per share reflects the incremental shares assuming conversion.
Other Debt Transactions
At December 31, 2004 and 2003, the Company had $36.7 million and $27.3 million, respectively, in outstanding letters of credit. The letters of credit were issued to secure the Company’s workers’ compensation and general liability insurance policies, performance bonds and utility deposits. The letters of credit outstanding at December 31, 2004 are provided by a sub-facility under the Senior Bank Credit Facility with a maximum capacity of up to $125.0 million, thereby reducing the available capacity under the Revolving Loan to $88.3 million.
Debt Maturities
Scheduled principal payments for the next five years and thereafter are as follows (in thousands):

2005	$2,890
2006	2,847
2007	228,708
2008	66,011
2009	250,000
Thereafter	450,000

Total principal payments	1,000,456
Unamortized bond premium	1,839

Total debt	$1,002,295

Cross-Default Provisions
The provisions of the Company’s debt agreements relating to the Senior Bank Credit Facility and the Senior Notes contain certain cross-default provisions. Any events of default under the Senior Bank Credit Facility that results in the lenders’ actual acceleration of amounts outstanding thereunder also result in an event of default under the Senior Notes. Additionally, any events of default under the Senior Notes which give rise to the ability of the holders of such indebtedness to exercise their acceleration rights also result in an event of default under the Senior Bank Credit Facility.

If the Company were to be in default under the Senior Bank Credit Facility, and if the lenders under the Senior Bank Credit Facility elected to exercise their rights to accelerate the Company’s obligations under the Senior Bank Credit Facility, such events could result in the acceleration of all or a portion of the Company’s Senior Notes, which would have a material adverse effect on the Company’s liquidity and financial position. The Company does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all or a substantial portion of the Company’s outstanding indebtedness.
12.	INCOME TAXES

The income tax expense (benefit) is comprised of the following components (in thousands):

	For the Years Ended December 31,
	2004	2003	2002

Current provision (benefit)
Federal	$20,508	$(4,603)	$(64,365)
State	2,286	1,492	435

	22,794	(3,111)	(63,930)

Deferred provision (benefit)
Federal	16,666	(44,191)	580
State	2,054	(5,050)	66

	18,720	(49,241)	646

Income tax provision (benefit)	$41,514	$(52,352)	$(63,284)

The current income tax provision for 2004 and benefit for 2003 are net of $28.5 million and $39.5 million, respectively, of tax benefits of operating loss carryforwards. The deferred income tax benefit for 2003 is net of approximately $105.5 million of tax benefits related to the reversal of the January 1, 2003 valuation allowance. Additionally, the deferred income tax benefit for 2003 includes $4.5 million that, upon reversal of the valuation allowance, reduced goodwill, and $2.6 million that, upon reversal of the valuation allowance, was credited directly to additional paid-in capital.

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2004 and 2003, are as follows (in thousands):

	2004	2003

Current deferred tax assets:
Asset reserves and liabilities not yet deductible for tax	$21,565	$21,638
Net operating loss and tax credit carryforwards	34,845	28,835

Net total current deferred tax assets	$56,410	$50,473

Noncurrent deferred tax assets:
Asset reserves and liabilities not yet deductible for tax	$1,572	$904
Net operating loss and tax credit carryforwards	23,740	20,119
Other	9,136	12,283

Total noncurrent deferred tax assets	34,448	33,306
Less valuation allowance	(6,457)	(4,241)

Net noncurrent deferred tax assets	27,991	29,065

Noncurrent deferred tax liabilities:
Book over tax basis of certain assets	(41,718)	(21,330)
Other	(405)	(996)

Total noncurrent deferred tax liabilities	(42,123)	(22,326)

Net total noncurrent deferred tax assets (liabilities)	$(14,132)	$6,739

Deferred income taxes reflect the available net operating losses and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Prior to the year ended December 31, 2003, the Company provided a valuation allowance to substantially reserve its deferred tax assets in accordance with SFAS 109. However, at December 31, 2003, the Company concluded that it was more likely than not that substantially all of its deferred tax assets would be realized. As a result, in accordance with SFAS 109, the valuation allowance applied to such deferred tax assets was reversed.
A reconciliation of the income tax provision (benefit) at the statutory income tax rate and the effective tax rate as a percentage of income from continuing operations before income taxes and cumulative effect of accounting change for the years ended December 31, 2004, 2003, and 2002 is as follows:

	2004	2003	2002

Statutory federal rate	35.0%	35.0%	35.0%
State taxes, net of federal tax benefit	4.0	4.0	4.0
Permanent differences	3.2	4.9	28.5
Change in valuation allowance	2.1	(99.5)	(1,605.4)
Other items, net	(4.1)	(3.5)	(19.7)

	40.2%	(59.1)%	(1,557.6)%

On March 9, 2002, the “Job Creation and Worker Assistance Act of 2002” was signed into law. Among other changes, the law extended the net operating loss carryback period to five years from two years for net operating losses arising in tax years ending in 2001 and 2002, and allowed use of net operating loss carrybacks and carryforwards to offset 100% of the alternative minimum taxable income. The Company experienced tax losses during 2002 primarily resulting from a cumulative effect of accounting change in depreciable lives of property and equipment for tax purposes, and the Company experienced tax losses during 2001 resulting primarily from the sale of assets at prices below the tax basis of such assets. Under terms of the new law, the Company utilized its net operating losses to offset taxable income generated in 1997 and 1996. As a result of this tax law change in 2002, the Company received an income tax refund of $32.2 million relating to the 2001 tax year in April 2002, and received an income tax refund of $32.1 million relating to the 2002 tax year in May 2003.
The cumulative effect of accounting change in tax depreciation resulted in the establishment of a significant deferred tax liability for the tax effect of the book over tax basis of certain assets in 2002. The creation of such a deferred tax liability, and the significant improvement in tax position of the Company since the original valuation allowance was established, resulted in the reduction of the valuation allowance, generating an income tax benefit of $30.3 million during the fourth quarter of 2002, as the Company determined that substantially all of these deferred tax liabilities would be utilized to offset the reversal of deferred tax assets during the net operating loss carryforward periods. The receipt in April 2002 of an additional refund of $32.2 million relating to the 2001 tax year also reduced the valuation allowance and was reflected as an income tax benefit during the first quarter of 2002.
During 2003, the Internal Revenue Service (“IRS”) completed its field audit of the Company’s 2001 federal income tax return. During the fourth quarter of 2004, the 2001 audit results underwent a review by the Joint Committee on Taxation, a division of the IRS. Based on that review, the IRS adjusted the Company’s carryback claim by approximately $16.3 million of the aforementioned refunds previously claimed and received by the Company during 2002 and 2003. A portion of the Company’s tax loss was deemed not to be available for carryback to 1997 and 1996 due to the Company’s restructuring that occurred between 1997 and 2001. However, the Company will carry this tax loss forward to offset future taxable income. While the adjustment did not result in a loss of deductions claimed, the Company was obligated to repay the amount of the adjusted refund, plus interest of approximately $2.9 million, or $1.7 million after taxes, through December 31, 2004. These obligations were accrued in the accompanying consolidated financial statements as of December 31, 2004, and were paid during the first quarter of 2005.
During the fourth quarter of 2004, the Company realized a net income tax benefit of $0.5 million resulting from the implementation of tax planning strategies that are also expected to reduce the Company’s future effective tax rate. Additionally, the Company recorded an income tax benefit of $1.4 million in the third quarter of 2004 which primarily resulted from a change in estimated income taxes associated with certain financing transactions completed during 2003, partially offset by changes in the Company’s valuation allowance applied to certain deferred tax assets.
While the Company believes it will utilize the remainder of its federal net operating losses in 2005, the state net operating losses, which will be used to offset future state taxable income, begin expiring in 2005. Accordingly, the Company has a valuation allowance of $1.0 million for the estimated amount of the net operating losses that will expire unused in addition to a $5.5 million valuation allowance related to state tax credits that are expected to expire unused. Because the realization of the remaining net operating losses is dependent on many factors, as previously described, the Company’s estimate of realizable benefits could change in the future.

13.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In accordance with the terms of the Old Senior Bank Credit Facility, the Company entered into an interest rate swap agreement in order to hedge the variable interest rate associated with portions of the debt. The swap agreement fixed LIBOR at 6.51% (prior to the applicable spread) on outstanding balances of at least $325.0 million through its expiration on December 31, 2002. The difference between the floating rate and the swap rate was recognized in interest expense. Upon adoption of SFAS 133, the Company reported a transition adjustment of $5.0 million for the reduction in the fair value of the interest rate swap agreement from its inception through the adoption of SFAS 133 on January 1, 2001, reflected in other comprehensive income (loss) effective January 1, 2001.

The Company did not meet the hedge accounting criteria for the interest rate swap agreement under SFAS 133, as amended, and thus reflected in earnings the change in the estimated fair value of the interest rate swap agreement each reporting period. In accordance with SFAS 133, as amended, the Company recorded a non-cash gain of $2.2 million for the change in fair value of the interest rate swap agreement for the year ended December 31, 2002, which is net of $2.5 million for amortization of the transition adjustment. The Company was no longer required to maintain the existing interest rate swap agreement due to the early extinguishment of the Old Senior Bank Credit Facility. During May 2002, the Company terminated the swap agreement prior to its expiration at a price of $8.8 million. In accordance with SFAS 133, the Company continued to amortize the unamortized portion of the transition adjustment as a non-cash expense through December 31, 2002, at which time the transition adjustment became fully amortized.

The Senior Bank Credit Facility obtained in May 2002 required the Company to hedge at least $192.0 million of the term loan portions of the facility within 60 days following the closing of the loan. In May 2002, the Company entered into an interest rate cap agreement to fulfill this requirement, capping LIBOR at 5.0% (prior to the applicable spread) on outstanding balances of $200.0 million through the expiration of the cap agreement on May 20, 2004. The Company paid a premium of $1.0 million to enter into the interest rate cap agreement. The Company continued to amortize this premium as the estimated fair values assigned to each of the hedged interest payments expired throughout the term of the cap agreement, amounting to $0.6 million in 2004 and $0.4 million in 2003. The Company met the hedge accounting criteria under SFAS 133 and related interpretations in accounting for the interest rate cap agreement. As a result, the interest rate cap agreement was marked to market each reporting period, and the change in the fair value of the interest rate cap agreement of $0.6 million and $0.4 million during the years ended December 31, 2004 and 2003, respectively, was reported through other comprehensive income in the statements of stockholders’ equity.

On May 16, 2003, 0.3 million shares of the Company’s common stock were issued, along with a $2.9 million subordinated promissory note, in connection with the final settlement of the state court portion of the stockholder litigation settlement reached during the first quarter of 2001. Under the terms of the promissory note, the note and accrued interest were extinguished in June 2003 once the average closing price of the Company’s common stock exceeded a “termination price” equal to $16.30 per share for fifteen consecutive trading days following the note’s issuance. The terms of the note, which allowed the principal balance to fluctuate dependent on the trading price of the Company’s common stock, created a derivative instrument that was valued and accounted for under the provisions of SFAS 133. The extinguishment of the note in June 2003 resulted in a $2.9 million non-cash gain during 2003.

14.	DISCONTINUED OPERATIONS

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which broadened the scope of defining discontinued operations. Under the provisions of SFAS 144, the identification and classification of a facility as held for sale, or the termination of any of the Company’s management contracts by expiration or otherwise, may result in the classification of the operating results of such facility, net of taxes, as a discontinued operation, so long as the financial results can be clearly identified, and so long as the Company does not have any significant continuing involvement in the operations of the component after the disposal or termination transaction.

The results of operations, net of taxes, and the assets and liabilities of five correctional facilities and three juvenile facilities, one of which was owned by the Company and operated by an independent third party, each as further described below, have been reflected in the accompanying consolidated financial statements as discontinued operations in accordance with SFAS 144 for the years ended December 31, 2004, 2003, and 2002.

In late 2001 and early 2002, the Company was provided notice from the Commonwealth of Puerto Rico of its intention to terminate the management contracts at the Ponce Young Adult Correctional Facility and the Ponce Adult Correctional Facility, upon the expiration of the management contracts in February 2002. Attempts to negotiate continued operation of these facilities were unsuccessful. As a result, the transition period to transfer operation of the facilities to the Commonwealth of Puerto Rico ended May 4, 2002, at which time operation of the facilities was transferred to the Commonwealth of Puerto Rico. The Company recorded a non-cash charge of $1.8 million during the second quarter of 2002 for the write-off of the carrying value of assets associated with the terminated management contracts. During the first quarter of 2004, the Company received $0.6 million in proceeds from the Commonwealth of Puerto Rico as a settlement for repairs the Company previously made to the Ponce Adult Correctional Facility. These proceeds, net of taxes, are included in 2004 as discontinued operations.

During the fourth quarter of 2001, the Company obtained an extension of its management contract with the Commonwealth of Puerto Rico for the operation of the Guayama Correctional Center located in Guayama, Puerto Rico, through December 2006. However, on May 7, 2002, the Company received notice from the Commonwealth of Puerto Rico terminating the Company’s contract to manage this facility. As a result of the termination of the management contract for the Guayama Correctional Center, which occurred on August 6, 2002, operation of the facility was transferred to the Commonwealth of Puerto Rico.

On June 28, 2002, the Company sold its interest in a juvenile facility located in Dallas, Texas for $4.3 million. The facility was leased to a third party pursuant to a lease expiring in 2008. Net proceeds from the sale were used for working capital purposes.

During the fourth quarter of 2002, the Company was notified by the state of Florida of its intention to not renew the Company’s contract to manage the Okeechobee Juvenile Offender Correctional Center located in Okeechobee, Florida, upon the expiration of a short-term extension to the existing management contract, which expired in December 2002. Upon expiration of the short-term extension, which occurred March 1, 2003, operation of the facility was transferred to the state of Florida.

On March 18, 2003, the Company was notified by the Department of Corrections of the Commonwealth of Virginia of its intention to not renew the Company’s contract to manage the Lawrenceville Correctional Center located in Lawrenceville, Virginia, upon the expiration of the contract, which occurred on March 22, 2003.
Due to operating losses incurred at the Southern Nevada Women’s Correctional Center, the Company elected to not renew its contract to manage the facility upon the expiration of the contract. Accordingly, the Company transferred operation of the facility to the Nevada Department of Corrections on October 1, 2004.
During March 2005, the Company received notification from the Tulsa County Commission in Oklahoma that, as a result of a contract bidding process, the County elected to have the Tulsa County Sheriff’s Office manage the David L. Moss Criminal Justice Center, located in Tulsa. The Company’s contract expired on June 30, 2005. Accordingly, the Company transferred operation of the facility to the Tulsa County Sheriff’s Office on July 1, 2005. The Company reclassified the results of operations, net of taxes, and the assets and liabilities of this facility as discontinued operations in the accompanying financial statements for all periods presented.
The following table summarizes the results of operations for these facilities for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	For the Years Ended December 31,
	2004	2003	2002

REVENUE:
Managed-only	$28,578	$34,496	$72,759
Rental	—	—	360

	28,578	34,496	73,119

EXPENSES:
Managed-only	27,179	33,490	67,005
Depreciation and amortization	129	1,127	970

	27,308	34,617	67,975

OPERATING INCOME (LOSS)	1,270	(121)	5,144

OTHER INCOME (EXPENSE):
Interest income	—	—	490
Other income (expense)	160	(5)	(21)

	160	(5)	469

INCOME (LOSS) BEFORE INCOME TAXES	1,430	(126)	5,613

Income tax benefit (expense)	(542)	920	(600)

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES	$888	$794	$5,013

The assets and liabilities of the discontinued operations presented in the accompanying consolidated balance sheets are as follows (in thousands):

	December 31,
ASSETS	2004	2003

Accounts receivable	$2,365	$4,374
Prepaid expenses and other current assets	—	2

Total current assets	2,365	4,376

Property and equipment, net	152	240

Total assets	$2,517	$4,616

LIABILITIES

Accounts payable and accrued expenses	$2,061	$3,595

Total current liabilities	$2,061	$3,595

15.	STOCKHOLDERS’ EQUITY

Common Stock

Common Stock Offering. Concurrently with the sale and issuance of the $250 Million 7.5% Senior Notes further described in Note 11, on May 7, 2003, the Company completed the sale and issuance of 6.4 million shares of common stock at a price of $19.50 per share, resulting in net proceeds to the Company of $117.0 million after the payment of estimated costs associated with the issuance. Proceeds from the common stock and notes offerings were used to purchase shares of common stock issued upon conversion of the Company’s $40.0 Million Convertible Subordinated Notes (and to pay accrued interest on the notes to the date of purchase), to purchase shares of the Company’s series B preferred stock that were tendered in a tender offer, to redeem shares of the Company’s series A preferred stock, each as further described hereafter, and to pay-down a portion of the Old Senior Bank Credit Facility, as further described in Note 11. A stockholder of the Company also sold 1.2 million shares of common stock in the same offering. In addition, the underwriters exercised an over-allotment option to purchase an additional 1.1 million shares from the selling stockholder. The Company did not receive any proceeds from the sale of shares from the selling stockholder.

The sales were completed pursuant to a prospectus supplement to a universal shelf registration that was filed with the SEC and declared effective on April 30, 2003 to register $700.0 million of debt securities, guarantees of debt securities, preferred stock, common stock and warrants that the Company may issue from time to time. As a result of the common stock offering and issuance of the $250 Million 7.5% Senior Notes using the universal shelf registration, the Company has approximately $280.0 million available under which it may issue securities from time to time when the Company determines that market conditions and the opportunity to utilize the proceeds from the issuance of such securities are favorable.

Purchase of Shares of Common Stock Issuable Upon Conversion of the $40.0 Million Convertible Subordinated Notes. Pursuant to the terms of an agreement by and among the Company and MDP, immediately following the completion of the offering of common stock and the $250 Million 7.5% Senior Notes, MDP converted the $40.0 Million Convertible Subordinated Notes into 3.4 million shares of the Company’s common stock and subsequently sold such shares to the Company. The aggregate purchase price of the shares, inclusive of accrued interest of $15.5 million, was $81.1 million. The shares purchased were cancelled under the terms of the Company’s charter and Maryland law and now constitute authorized but unissued shares of the Company’s common stock.

Restricted Shares. During 2004 and 2003, the Company issued 52,600 shares and 94,500 shares of restricted common stock, respectively, to certain of the Company’s wardens, which were each valued at $1.6 million on the respective dates of the awards. All of the shares granted during 2003 vest during 2006, while all of the shares granted during 2004 vest during 2007, unless forfeited by the recipients. During 2004 and 2003, the Company expensed $0.9 million and $0.4 million, net of forfeitures, relating to the restricted common stock. As of December 31, 2004, 139,600 of these shares of restricted stock remained subject to vesting.
Series A Preferred Stock
The Company had originally authorized 20.0 million shares of $0.01 par value non-voting preferred stock, of which 4.3 million shares are designated as series A preferred stock. The Company issued 4.3 million shares of its series A preferred stock on January 1, 1999 in connection with a merger completed during 1999. The shares of the Company’s series A preferred stock were redeemable at any time by the Company on or after January 30, 2003 at $25.00 per share, plus dividends accrued and unpaid to the redemption date. Shares of the Company’s series A preferred stock had no stated maturity, sinking fund provision or mandatory redemption and were not convertible into any other securities of the Company. Dividends on shares of the Company’s series A preferred stock were cumulative from the date of original issue of such shares and were payable quarterly in arrears on the fifteenth day of January, April, July and October of each year, to shareholders of record on the last day of March, June, September and December of each year, respectively, at a fixed annual rate of 8.0%.
Redemption of Series A Preferred Stock in 2003. Immediately following consummation of the offering of common stock and the $250 Million 7.5% Senior Notes, the Company gave notice to the holders of its outstanding series A preferred stock that it would redeem 4.0 million shares of the 4.3 million shares of series A preferred stock outstanding at a redemption price equal to $25.00 per share, plus accrued and unpaid dividends to the redemption date. The redemption was completed in June 2003.
Redemption of Series A Preferred Stock in 2004. During the first quarter of 2004, the Company completed the redemption of the remaining 0.3 million shares of series A preferred stock at a redemption price equal to $25.00 per share, plus accrued and unpaid dividends through the redemption date.
Series B Preferred Stock
In order to satisfy the real estate investment trust (“REIT”) distribution requirements with respect to its 1999 taxable year, during 2000 the Company authorized an additional 30.0 million shares of $0.01 par value preferred stock, designated 12.0 million shares of such preferred stock as non-voting series B preferred stock and subsequently issued 7.5 million shares to holders of the Company’s common stock as a stock dividend.
The shares of series B preferred stock issued by the Company provided for cumulative dividends payable at a rate of 12% per year of the stock’s stated value of $24.46. The dividends were payable quarterly in arrears, in additional shares of series B preferred stock through the third quarter of 2003, and in cash thereafter, provided that all accrued and unpaid cash dividends were made on the Company’s series A preferred stock. The shares of the series B preferred stock were callable by the

Company, at a price per share equal to the stated value of $24.46, plus any accrued dividends, at any time after six months following the later of (i) three years following the date of issuance or (ii) the 91st day following the redemption of the Company’s 12% Senior Notes.
Approximately 4.2 million shares of series B preferred stock were converted into 9.5 million shares of common stock during two conversion periods in 2000. The remaining shares of series B preferred stock, as well as additional shares issued as dividends, were not convertible into shares of the Company’s common stock.
During 2003 and 2002, the Company issued 0.3 million and 0.5 million shares, respectively, of series B preferred stock in satisfaction of the regular quarterly distributions. See Note 10 for further information about distributions on the Company’s shares of series B preferred stock.
Series B Restricted Stock. During 2001, the Company issued 0.2 million shares of series B preferred stock under two series B preferred stock restricted stock plans (the “Series B Restricted Stock Plans”), which were valued at $2.0 million on the date of the award. The restricted shares of series B preferred stock were granted to certain of the Company’s key employees and wardens. Under the terms of the Series B Restricted Stock Plans, the shares in the key employee plan vested in equal intervals over a three-year period expiring in May 2004, while the shares in the warden plan vested all at one time in May 2004. During the years ended December 31, 2004, 2003, and 2002, the Company expensed $0.3 million, $0.6 million, and $0.5 million, net of forfeitures, respectively, relating to the Series B Restricted Stock Plans.
Tender Offer for Series B Preferred Stock. Following the completion of the offering of common stock and the $250 Million 7.5% Senior Notes in May 2003, the Company purchased 3.7 million shares of its series B preferred stock for $97.4 million pursuant to the terms of a cash tender offer. The tender offer price of the series B preferred stock (inclusive of all accrued and unpaid dividends) was $26.00 per share. The payment of the difference between the tender price ($26.00) and the liquidation preference ($24.46) for the shares tendered was reported as a preferred stock distribution in the second quarter of 2003.
Redemption of Series B Preferred Stock. During the second quarter of 2004, the Company completed the redemption of the remaining 1.0 million shares of its 12.0% series B preferred stock at the stated rate of $24.46 per share plus accrued dividends through the redemption date.
Stock Warrants
In connection with a merger completed during 2000, the Company issued stock purchase warrants for the purchase of 213,000 shares of the Company’s common stock as partial consideration to acquire the voting common stock of the acquired entity. The warrants issued allow the holder to purchase approximately 142,000 shares of the Company’s common stock at an exercise price of $0.01 per share and approximately 71,000 shares of the Company’s common stock at an exercise price of $14.10 per share. These warrants expire September 29, 2005. On May 27, 2003, the holder of the warrants purchased approximately 142,000 shares of common stock pursuant to the warrants at an exercise price of $0.01 per share. Also in connection with the merger completed during 2000, the Company assumed the obligation to issue warrants for approximately 75,000 shares of its common stock, at a price of $33.30 per share, through the expiration date of such warrants on December 31, 2008.

Stock Option Plans
The Company has equity incentive plans under which, among other things, incentive and non-qualified stock options are granted to certain employees and non-employee directors of the Company by the compensation committee of the Company’s board of directors. The options are generally granted with exercise prices equal to the market value at the date of grant. Vesting periods for options granted to employees generally range from one to four years. Options granted to non-employee directors vest at the date of grant. The term of such options is ten years from the date of grant.
Stock option transactions relating to the Company’s incentive and non-qualified stock option plans are summarized below (in thousands, except exercise prices):

		Weighted
	Number of	average exercise
	options	price per option

Outstanding at December 31, 2001	2,432	$25.30
Granted	926	$17.04
Cancelled	(207)	$58.86
Exercised	(49)	$8.77

Outstanding at December 31, 2002	3,102	$20.86
Granted	774	$17.29
Cancelled	(84)	$19.74
Exercised	(122)	$10.43

Outstanding at December 31, 2003	3,670	$20.48
Granted	696	$30.53
Cancelled	(220)	$25.03
Exercised	(346)	$14.28

Outstanding at December 31, 2004	3,800	$22.63

The weighted average fair value of options granted during 2004, 2003, and 2002 was $12.07, $7.39, and $8.10 per option, respectively, based on the estimated fair value using the Black-Scholes option-pricing model.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2004	2003	2002

Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	36.6%	42.0%	45.8%
Risk-free interest rate	3.6%	2.8%	4.0%
Expected life of options	6 years	6 years	6 years

Stock options outstanding at December 31, 2004, are summarized below:

	Options	Weighted average	Options
	outstanding at	remaining	exercisable at	Weighted average
	December 31, 2004	contractual life	December 31, 2004	exercise price of
Exercise Price	(in thousands)	(in years)	(in thousands)	options exercisable
$ 8.75 - 19.91	2,747	6.81	1,914	$11.83
$21.11 - 27.38	77	8.07	50	$22.12
$29.87 - 39.97	762	8.55	169	$31.46
$66.57 - 159.31	214	2.46	214	$118.74

	3,800	6.94	2,347	$23.21

At the Company’s 2003 annual meeting of stockholders held in May 2003, the Company’s stockholders approved an increase in the number of shares of common stock available for issuance under the 2000 Stock Incentive Plan by 1.5 million shares raising the total to 4.0 million shares. In addition, the stockholders approved the adoption of the Company’s Non-Employee Directors’ Compensation Plan, authorizing the Company to issue up to 75,000 shares of common stock pursuant to the plan. These changes were made in order to provide the Company with adequate means to retain and attract quality directors, officers and key employees through the granting of equity incentives. As of December 31, 2004, the Company had 1,533,530 shares available for issuance under the 2000 Stock Incentive Plan and another existing plan, and 71,856 shares available for issuance under the Non-Employee Directors’ Compensation Plan.

The Company has adopted the disclosure-only provisions of SFAS 123 and accounts for stock-based compensation using the intrinsic value method as prescribed in APB 25. As a result, no compensation cost has been recognized for the Company’s stock option plans under the criteria established by SFAS 123. The pro forma effects on net income and earnings per share as if compensation cost for the stock option plans had been determined based on the fair value of the options at the grant date for 2004, 2003, and 2002, consistent with the provisions of SFAS 123, are disclosed in Note 2.

16.	EARNINGS (LOSS) PER SHARE

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”), basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the Company, diluted earnings per share is computed by dividing net income (loss), as adjusted, by the weighted average number of common shares after considering the additional dilution related to convertible subordinated notes, shares issued under the settlement terms of the Company’s stockholder litigation, restricted common stock plans, and stock options and warrants.

A reconciliation of the numerator and denominator of the basic earnings (loss) per share computation to the numerator and denominator of the diluted earnings (loss) per share computation is as follows (in thousands, except per share data):

	For the Years Ended December 31,
	2004	2003	2002

NUMERATOR
Basic:
Income from continuing operations before cumulative effect of accounting change and after preferred stock distributions	$60,193	$125,727	$46,388
Income from discontinued operations, net of taxes	888	794	5,013
Cumulative effect of accounting change	—	—	(80,276)

Net income (loss) available to common stockholders	$61,081	$126,521	$(28,875)

Diluted:
Income from continuing operations before cumulative effect of accounting change and after preferred stock distributions	$60,193	$125,727	$46,388
Interest expense applicable to convertible notes, net of taxes	720	4,496	2,400

Diluted income from continuing operations before cumulative effect of accounting change and after preferred stock distributions	60,913	130,223	48,788
Income from discontinued operations, net of taxes	888	794	5,013
Cumulative effect of accounting change	—	—	(80,276)

Diluted net income (loss) available to common stockholders	$61,801	$131,017	$(26,475)

DENOMINATOR
Basic:
Weighted average common shares outstanding	35,059	32,245	27,669

Diluted:
Weighted average common shares outstanding	35,059	32,245	27,669
Effect of dilutive securities:
Stock options and warrants	1,301	917	621
Stockholder litigation	—	115	310
Convertible notes	3,362	4,523	3,370
Restricted stock-based compensation	58	249	238

Weighted average shares and assumed conversions	39,780	38,049	32,208

BASIC EARNINGS (LOSS) PER SHARE:
Income from continuing operations before cumulative effect of accounting change and after preferred stock distributions	$1.71	$3.90	$1.68
Income from discontinued operations, net of taxes	0.03	0.02	0.18
Cumulative effect of accounting change	—	—	(2.90)

Net income (loss) available to common stockholders	$1.74	$3.92	$(1.04)

DILUTED EARNINGS (LOSS) PER SHARE:
Income from continuing operations before cumulative effect of accounting change and after preferred stock distributions	$1.53	$3.42	$1.51
Income from discontinued operations, net of taxes	0.02	0.02	0.16
Cumulative effect of accounting change	—	—	(2.49)

Net income (loss) available to common stockholders	$1.55	$3.44	$(0.82)

For the year ended December 31, 2002, the Company’s $40.0 Million Convertible Subordinated Notes were convertible into 3.4 million shares of common stock, using the if-converted method. These incremental shares were excluded from the computation of diluted earnings per share for the year ended December 31, 2002, as the effect of their inclusion was anti-dilutive.

17.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

General. The nature of the Company’s business results in claims and litigation alleging that it is liable for damages arising from the conduct of its employees, inmates or others. The Company maintains insurance to cover many of these claims which may mitigate the risk that any single claim would have a material effect on the Company’s consolidated financial position, results of operations, or cash flows, provided the claim is one for which coverage is available. The combination of self-insured retentions and deductible amounts means that, in the aggregate, the Company is subject to substantial self-insurance risk. In the opinion of management, other than those described below, there are no pending legal proceedings that would have a material effect on the Company’s consolidated financial position, results of operations or cash flows. Adversarial proceedings and litigation are, however, subject to inherent uncertainties, and unfavorable decisions and rulings could occur which could have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows for a period in which such decisions or rulings occur, or future periods.

The USCC ESOP Litigation. During the second quarter of 2002, the Company completed the settlement of certain claims made against it as the successor to U.S. Corrections Corporation (“USCC”), a privately-held owner and operator of correctional and detention facilities which was acquired by a predecessor of the Company in April 1998, by participants in USCC’s Employee Stock Ownership Plan (“ESOP”). As a result of the settlement, the Company made a cash payment of $575,000 to the plaintiffs in the action. As described below, the Company is currently in litigation with USCC’s insurer seeking to recover all or a portion of this settlement amount.

The USCC ESOP litigation, entitled Horn v. McQueen, continued to proceed, however, against two other defendants, Milton Thompson and Robert McQueen, both of whom were stockholders and executive officers of USCC and trustees of the ESOP prior to the Company’s acquisition of USCC. In the Horn litigation, the ESOP participants alleged numerous violations of the Employee Retirement Income Security Act, including breaches of fiduciary duties to the ESOP by causing the ESOP to overpay for employer securities. On July 29, 2002, the United States District Court of the Western District of Kentucky found that McQueen and Thompson had breached their fiduciary duties to the ESOP and had acted to benefit themselves to the detriment of the ESOP participants. In January 2005, the Court determined that the plaintiffs were entitled to recover approximately $21 million in damages, including pre-judgment interest, from McQueen and Thompson.

In or about the second quarter of 2001, Northfield Insurance Co. (“Northfield”), the issuer of the liability insurance policy to USCC and its directors and officers, filed suit against McQueen, Thompson and the Company seeking a declaration that it did not owe coverage under the policy for any liabilities arising from the Horn litigation. Among other things, Northfield claimed that it did not receive timely notice of the litigation under the terms of the policy. McQueen and Thompson subsequently filed a cross-claim in the Northfield litigation against the Company in which they asserted the Company was obligated to indemnify them for any liability arising out of the Horn litigation, which could now total more than $21 million. Among other claims, McQueen and Thompson assert that, as the result of the Company’s alleged failure to timely notify the insurance carrier of the Horn case on their behalf, they were entitled to indemnification or contribution from the Company for any loss incurred by them as a result of the Horn litigation if there were no insurance available to cover the loss.

On September 30, 2002, the Court in the Northfield litigation found that Northfield was not obligated to cover McQueen and Thompson or the Company. Though it did not then resolve the cross-claim, the Court did note that there was no basis for excusing McQueen and Thompson from their independent obligation to provide timely notice to the carrier because of the Company’s alleged failure to provide timely notice to the carrier. On March 31, 2004 the United States District Court granted the Company’s summary judgment motion with respect to most of the contentions made by McQueen and Thompson in their effort to seek indemnification. In January 2005, the Company filed an additional motion for summary judgment on the remaining theory of liability asserted by McQueen and Thompson in the federal lawsuit. McQueen and Thompson have also filed a state court action essentially duplicating their cross-claim in the federal case, and the Company has initiated claims against the lawyer who jointly represented the Company, McQueen and Thompson in the Horn litigation. In addition, the Company has asserted claims against McQueen and Thompson for indemnification for the $575,000 and attorneys’ fees incurred by the Company in connection with the Horn litigation.
The Company cannot predict whether it will be successful in recovering all or a portion of the amount it has paid in settlement of the Horn litigation. With respect to the cross-claim and the state court claims made by McQueen and Thompson, the Company believes that such claims are without merit and that the Company will be able to defend itself successfully against such claims and/or any additional claims of such nature that may be brought in the future; however, no assurance can be given that the Company will prevail in either the federal proceedings or the state proceedings. If the Company were ordered to indemnify McQueen and Thompson in whole or in part, such an outcome could have a material adverse affect on the Company’s consolidated financial position, results of operations or cash flows.
Corrections Facilities Development, LLC Litigation. During the first quarter of 2005, the Company settled a lawsuit it filed against Corrections Facilities Development, LLC (“CFD”) seeking a declaratory judgment regarding the Company’s obligations pursuant to a consulting agreement, as amended, with CFD and the validity of that agreement under applicable law. CFD had filed certain counterclaims against the Company. The settlement of that lawsuit resulted in the dismissal of all claims and did not have a material adverse affect on the Company’s consolidated financial position, results of operations or cash flows.
Insurance Contingencies
Each of the Company’s management contracts and the statutes of certain states require the maintenance of insurance. The Company maintains various insurance policies including employee health, workers’ compensation, automobile liability and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded by the Company. Reserves are provided for estimated incurred claims within the deductible amounts.
Income Tax Contingencies
The Internal Revenue Service is currently auditing the Company’s federal income tax return for the taxable year ended December 31, 2002. The IRS has not completed the audit and therefore, results of the audit have not been determined. However, the Company does not believe the outcome of such audit will have a material impact on its consolidated financial position, results of operations, or cash flows.

Guarantees
Hardeman County Correctional Facilities Corporation (“HCCFC”) is a nonprofit, mutual benefit corporation organized under the Tennessee Nonprofit Corporation Act on November 17, 1995 to purchase, construct, improve, equip, finance, own and manage a detention facility located in Hardeman County, Tennessee. HCCFC was created as an instrumentality of Hardeman County to implement the County’s incarceration agreement with the state of Tennessee to house certain inmates.
During 1997, HCCFC issued $72.7 million of revenue bonds, which were primarily used for the construction of a 2,016-bed medium security correctional facility. In addition, HCCFC entered into a construction and management agreement with the Company in order to assure the timely and coordinated acquisition, construction, development, marketing and operation of the correctional facility.
HCCFC leases the correctional facility to Hardeman County in exchange for all revenue from the operation of the facility. HCCFC has, in turn, entered into a management agreement with the Company for the correctional facility.
In connection with the issuance of the revenue bonds, the Company is obligated, under a debt service deficit agreement, to pay the trustee of the bond’s trust indenture (the “Trustee”) amounts necessary to pay any debt service deficits consisting of principal and interest requirements (outstanding principal balance of $57.1 million at December 31, 2004 plus future interest payments), if there is any default. In addition, in the event the state of Tennessee, which is currently utilizing the facility to house certain inmates, exercises its option to purchase the correctional facility, the Company is also obligated to pay the difference between principal and interest owed on the bonds on the date set for the redemption of the bonds and amounts paid by the state of Tennessee for the facility plus all other funds on deposit with the Trustee and available for redemption of the bonds. Ownership of the facility reverts to the state of Tennessee in 2017 at no cost. Therefore, the Company does not currently believe the state of Tennessee will exercise its option to purchase the facility. At December 31, 2004, the outstanding principal balance of the bonds exceeded the purchase price option by $12.8 million. The Company also maintains a restricted cash account of $7.2 million as collateral against a guarantee it has provided for a forward purchase agreement related to the bond issuance.
Retirement Plan
All employees of the Company are eligible to participate in the Corrections Corporation of America 401(k) Savings and Retirement Plan (the “Plan”) upon reaching age 18 and completing one year of qualified service. Eligible employees may contribute up to 20% of their eligible compensation. For the years ended December 31, 2004, 2003, and 2002, the Company provided a discretionary matching contribution equal to 100% of the employee’s contributions up to 5% of the employee’s eligible compensation to employees with at least one thousand hours of employment in the plan year, and who were employed by the Company on the last day of the plan year. Employer contributions and investment earnings or losses thereon become vested 20% after two years of service, 40% after three years of service, 80% after four years of service, and 100% after five or more years of service.
During the years ended December 31, 2004, 2003, and 2002, the Company’s discretionary contributions to the Plan, net of forfeitures, were $6.0 million, $4.7 million, and $4.3 million, respectively.

Deferred Compensation Plans

During 2002, the compensation committee of the board of directors approved the Company’s adoption of two non-qualified deferred compensation plans (the “Deferred Compensation Plans”) for non-employee directors and for certain senior executives that elect not to participate in the Company’s 401(k) Plan. The Deferred Compensation Plans are unfunded plans maintained for the purpose of providing the Company’s directors and certain of its senior executives the opportunity to defer a portion of their compensation. Under the terms of the Deferred Compensation Plans, certain senior executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus, and non-employee directors may elect to contribute on a pre-tax basis up to 100% of their director retainer and meeting fees. The Company matches 100% of employee contributions up to 5% of total cash compensation. The Company also contributes a fixed rate of return on balances in the Deferred Compensation Plans, determined at the beginning of each plan year. Matching contributions and investment earnings thereon vest over a three-year period from the date of each contribution. Vesting provisions of the Plan were amended effective January 1, 2005 to conform with the vesting provisions of the Company’s 401(k) Plan for all matching contributions beginning in 2005. Distributions are generally payable no earlier than five years subsequent to the date an individual becomes a participant in the Plan, or upon termination of employment (or the date a director ceases to serve as a director of the Company), at the election of the participant, but not later than the fifteenth day of the month following the month the individual attains age 65.

During 2004, 2003 and 2002, the Company provided a fixed return of 7.7%, 8.2% and 8.6%, respectively, to participants in the Deferred Compensation Plans. The Company has purchased life insurance policies on the lives of certain employees of the Company, which are intended to fund distributions from the Deferred Compensation Plans. The Company is the sole beneficiary of such policies. At the inception of the Deferred Compensation Plans, the Company established an irrevocable Rabbi Trust to secure the plans’ obligations. However, assets in the Deferred Compensation Plans are subject to creditor claims in the event of bankruptcy. During 2004, 2003 and 2002, the Company recorded $162,000, $184,000 and $45,000, respectively, of matching contributions as general and administrative expense associated with the Deferred Compensation Plans. As of December 31, 2004 and 2003, the Company’s liability related to the Deferred Compensation Plans was $1.6 million and $0.8 million, respectively, which was reflected in accounts payable, accrued expenses and other liabilities in the accompanying balance sheets.

Employment and Severance Agreements

The Company currently has employment agreements with several of its executive officers which provide for the payment of certain severance amounts upon an event of termination or change of control, as further defined in the agreements.

18.	SEGMENT REPORTING

As of December 31, 2004, the Company owned and managed 39 correctional and detention facilities, and managed 25 correctional and detention facilities it does not own. Management views the Company’s operating results in two reportable segments: owned and managed correctional and detention facilities and managed-only correctional and detention facilities. The accounting policies of the reportable segments are the same as those described in Note 2. Owned and managed facilities include the operating results of those facilities owned and managed by the Company. Managed-only facilities include the operating results of those facilities owned by a third party and managed by the Company. The Company measures the operating performance of each facility within the above two reportable segments, without differentiation, based on facility contribution. The Company defines facility contribution as a facility’s operating income or loss from operations before interest, taxes, depreciation and amortization. Since each of the Company’s facilities within the two reportable segments exhibit similar economic characteristics, provide similar services to governmental agencies, and operate under a similar set of operating procedures and regulatory guidelines, the facilities within the identified segments have been aggregated and reported as one reportable segment.
The revenue and facility contribution for the reportable segments and a reconciliation to the Company’s operating income is as follows for the three years ended December 31, 2004, 2003, and 2002 (in thousands):

	For the Years Ended December 31,
	2004	2003	2002

Revenue:
Owned and managed	$787,397	$732,465	$639,104
Managed-only	315,633	252,394	251,423

Total management revenue	1,103,030	984,859	890,527

Operating expenses:
Owned and managed	563,058	523,202	479,336
Managed-only	261,609	202,706	198,041

Total operating expenses	824,667	725,908	677,377

Facility contribution:
Owned and managed	224,339	209,263	159,768
Managed-only	54,024	49,688	53,382

Total facility contribution	278,363	258,951	213,150

Other revenue (expense):
Rental and other revenue	23,357	22,748	19,730
Other operating expense	(25,699)	(21,892)	(16,995)
General and administrative expense	(48,186)	(40,467)	(36,907)
Depreciation and amortization	(54,445)	(52,884)	(53,417)

Operating income	$173,390	$166,456	$125,561

The following table summarizes capital expenditures for the reportable segments for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	For the Years Ended December 31,
	2004	2003	2002
Capital expenditures:
Owned and managed	$84,691	$60,523	$10,110
Managed-only	5,137	2,722	1,380
Corporate and other	40,899	28,843	5,411
Discontinued operations	44	107	196

Total capital expenditures	$130,771	$92,195	$17,097

The assets for the reportable segments are as follows (in thousands):

	December 31,
	2004	2003
Assets:
Owned and managed	$1,672,463	$1,606,675
Managed-only	80,438	70,693
Corporate and other	267,660	277,044
Discontinued operations	2,517	4,616

Total assets	$2,023,078	$1,959,028

19.	SUBSEQUENT EVENTS

During February 2005, the Company announced that it received notification from the Indiana Department of Corrections of its intent to return to Indiana approximately 620 male Indiana inmates currently housed at the Company’s Otter Creek Correctional Center in Wheelwright, Kentucky. The Company is working with Indiana corrections officials on plans to return the inmates to the Indiana corrections system by the end of May 2005. The Company is pursuing opportunities with a number of potential customers, including the Kentucky Department of Corrections, to fill the vacant space. However, if the Company is unable to obtain a new agreement it intends to implement a phased closure of the Otter Creek facility that will coincide with the return of Indiana inmates.

During February 2005, the Company issued 182,966 shares of restricted common stock to the Company’s employees, with an aggregate value of $7.2 million. Unless earlier vested under the terms of the restricted stock, 93,890 shares issued to officers and executive officers are subject to vesting over a three year period based upon satisfaction of certain performance criteria for the fiscal years ending December 31, 2005, 2006 and 2007. No more than one third of such shares may vest in the first performance period; however, the performance criteria are cumulative for the three year period. Unless earlier vested under the terms of the restricted stock, the remaining 89,076 shares of restricted stock issued to certain other employees of the Company vest during 2008.

20.	SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Selected quarterly financial information for each of the quarters in the years ended December 31, 2004 and 2003 is as follows (in thousands, except per share data):

	March 31,	June 30,	September 30,		December 31,
	2004	2004	2004		2004

Revenue	$271,187	$281,901	$284,804		$288,495
Operating income	42,447	43,606	42,473		44,864
Income tax expense	(9,894)	(10,749)	(8,769	)(1)	(12,102	)(2)
Income from continuing operations	14,841	15,235	16,634		14,945
Income (loss) from discontinued operations, net of taxes	343	189	374		(18)
Net income available to common stockholders	14,370	14,776	17,008		14,927

Basic earnings per share:
Income from continuing operations	0.40	0.41	0.48		0.42
Income from discontinued operations, net of taxes	0.01	0.01	0.01		—

Net income available to common stockholders	$0.41	$0.42	$0.49		$0.42

Diluted earnings per share:
Income from continuing operations	$0.36	$0.38	$0.42		$0.38
Income from discontinued operations, net of taxes	0.01	—	0.01		—

Net income available to common stockholders	$0.37	$0.38	$0.43		$0.38

	March 31,	June 30,	September 30,	December 31,
	2003	2003	2003	2003

Revenue	$243,401	$247,115	$255,865	$261,226
Operating income	42,208	40,441	40,103	43,704
Income tax benefit (expense)	170	—	(277)	52,459	(3)
Income from continuing operations	24,455	19,869	18,339	78,326
Income (loss) from discontinued operations, net of taxes	(1,553)	361	698	1,288
Net income available to common stockholders	17,422	12,140	18,201	78,758

Basic earnings (loss) per share:
Income from continuing operations	0.69	0.37	0.51	2.23
Income (loss) from discontinued operations, net of taxes	(0.06)	0.01	0.02	0.04

Net income available to common stockholders	$0.63	$0.38	$0.53	$2.27

Diluted earnings (loss) per share:
Income from continuing operations	$0.60	$0.33	$0.45	$1.98
Income (loss) from discontinued operations, net of taxes	(0.04)	0.01	0.02	0.03

Net income available to common stockholders	$0.56	$0.34	$0.47	$2.01

(1)	Financial results for the third quarter of 2004 included income tax benefits netting $0.03 per diluted share primarily resulting from a change in estimated income taxes associated with certain financing transactions completed during 2003.

(2)	Financial results for the fourth quarter of 2004 included income tax charges netting $0.03 per diluted share related to an assessment by the Internal Revenue Service of taxes associated with prior refunds received by the Company during 2002 and 2003, partially offset by a net income tax benefit for the implementation of tax planning strategies that are expected to reduce the Company’s future effective tax rate.

(3)	See Note 12 for a further explanation of the income tax benefits recognized during the fourth quarter of 2003.
ITEM 9.01(d). Financial Statements and Exhibits.
The following exhibit is filed as part of this Current Report:

Exhibit Number	Description of Exhibit

23.1	Consent of Ernst & Young LLP.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the undersigned registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2006	CORRECTIONS CORPORATION OF AMERICA

	By:	/s/ Irving E. Lingo, Jr.

	Its:	Executive Vice President, Chief Financial Officer,
Assistant Secretary and Principal Accounting Officer